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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

PACWEST BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

10250 Constellation Boulevard, Suite 1640
Los Angeles, CA 90067

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 19, 2014

        The 2014 Annual Meeting of Stockholders (the "Annual Meeting") of PacWest Bancorp ("PacWest," the "Company," "we" or "our") will be held on Monday, May 19, 2014 at 10:30 a.m. Pacific Time at The Jonathan Club, 850 Palisades Beach Road, Santa Monica, CA 90403 for the following purposes:

  1.
  Election of Directors.    To elect thirteen (13) members of the Board of Directors who shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

  2.
  Advisory Vote on Executive Compensation.    To approve, on an advisory basis (non-binding), the compensation of the Company's named executive officers.

  3.
  Ratification of Appointment of Independent Auditors.    To approve a proposal to ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2014.

  4.
  Adjournments.    To consider and act upon a proposal to approve, if necessary, an adjournment or postponement of the Annual Meeting to solicit additional proxies.

  5.
  Other Business.    To consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on April 4, 2014 as the Record Date for determining which stockholders have the right to receive notice of and to vote at the Annual Meeting or any postponements or adjournments thereof.

        YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE DIRECTOR NOMINEES PROPOSED BY THE BOARD AND THAT YOU VOTE "FOR" EACH OF THE OTHER PROPOSALS. THE BACKGROUND OF EACH OF THE DIRECTOR NOMINEES AND A DESCRIPTION OF THE OTHER PROPOSALS ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING PROXY STATEMENT.

        You are cordially invited to attend the Annual Meeting. A Proxy Statement, form of proxy, and a copy of the Company's Annual Report for the fiscal year ended December 31, 2013 accompany this notice.

        Your vote is important.    Whether or not you plan to attend the Annual Meeting, please take the time to vote by completing and mailing the enclosed proxy card or by voting via the Internet or telephone according to the instructions on the proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote "FOR" the slate of director nominees recommended by the Board, as a vote "FOR" the approval of the compensation of the Company's named executive officers (per the non-binding advisory vote) and as a vote "FOR" each of the other proposals.

        Whether or not you plan to attend the Annual Meeting, please vote as soon as possible to make sure that your shares are represented at the Annual Meeting. Voting by proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.

        If you plan to attend the Annual Meeting, please note that admission to the Annual Meeting will be on a first-come, first-served basis. You may obtain directions to The Jonathan Club, 850 Palisades Beach Road, Santa Monica, CA 90403 by calling the Jonathan Club directly at (310) 393-9245. Each stockholder who attends may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will also need to bring a copy of a brokerage account statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

        Thank you in advance for your cooperation and continued support. We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,
/s/ KORI L. OGROSKY Kori L. Ogrosky, Executive Vice President, General Counsel and Corporate Secretary

Los Angeles, California
April 18, 2014

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2014

 INTRODUCTION

        This Proxy Statement (this "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of PacWest Bancorp, a Delaware corporation ("PacWest," the "Company," "we" or "our"), to be used at our 2014 Annual Meeting of Stockholders (the "Annual Meeting") and at any postponements or adjournments thereof. The Annual Meeting is scheduled to be held as follows:

Date:	Monday, May 19, 2014
Time:	10:30 a.m., Pacific time
Place:	The Jonathan Club 850 Palisades Beach Road Santa Monica, CA 90403

        This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 18, 2014.

Important Information Regarding the Availability of Proxy Materials for
the 2014 Annual Meeting of Stockholders to be Held on May 19, 2014.

This Proxy Statement and our Annual Report are available at our investor relations website at www.pacwestbancorp.com/stockholders.

 INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

        1.     What is being voted on at the Annual Meeting?

        The matters to be considered and voted upon at the Annual Meeting are as follows:

          1.     Election of Directors.    To elect thirteen (13) members of the Board of Directors who shall hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

          2.     Advisory Vote on Executive Compensation.    To approve, on an advisory basis, the compensation of the Company's named executive officers.

          3.     Ratification of Appointment of Independent Auditors.    To approve a proposal to ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2014.

          4.     Adjournments.    To consider and act upon a proposal to approve, if necessary, an adjournment or postponement of the Annual Meeting to solicit additional proxies.

          5.     Other Business.    To consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        2.     Who is entitled to vote? How many votes am I entitled to?

        Only stockholders of record as of the close of business on April 4, 2014 (the "Record Date") may vote at the Annual Meeting. According to Wells Fargo Shareowner Services, our transfer agent, there were 44,711,389 shares of common stock outstanding, excluding 1,053,377 shares of unvested time-based and performance-based restricted stock, held by approximately 1,570 stockholders as of the Record Date.

        Each holder of the Company's common stock is entitled to one vote for each share recorded in their name on the books of the Company as of the Record Date on any matter submitted to the stockholders for a vote, except that stockholders may vote their shares cumulatively for the election of directors if certain conditions are met at the Annual Meeting. Cumulative voting provides each stockholder with a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, which such stockholder can then vote in favor of one or more nominees. For example, if you held 100 shares as of the Record Date, you would be entitled to 1,300 votes which you could then distribute among one or more nominees since there are thirteen (13) directors to be elected. Cumulative voting may only be exercised at the Annual Meeting if (i) the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting; and (ii) at least one stockholder has given notice at the Annual Meeting prior to the voting of such stockholder's intention to cumulate his/her votes. If one of the Company's stockholders gives notice of intention to vote cumulatively, the persons holding the proxies solicited by the Board will exercise their cumulative voting rights, at their discretion, to vote the shares they hold in such a way as to ensure the election of as many of the Board's nominees as they deem possible.

        3.     What is the vote necessary to approve each of the matters being considered at the Annual Meeting?

        The election of directors requires a plurality of the votes cast for the election of directors. Accordingly, the thirteen (13) directorships to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

        The affirmative vote of the holders of a majority of the shares of common stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve: (1) the advisory vote on compensation of the Company's named executive officers, (2) the ratification of the appointment of KPMG LLP, (3) any adjournment or postponement of the Annual Meeting to solicit additional proxies, and (4) any other matters not included in this document that may properly be brought before the Annual Meeting.

        With respect to each matter to be acted upon, an abstention from voting will be treated as "present" for quorum purposes (other than in the election of directors). As such, shares present but not voted because of abstention will have the effect of a vote against (1) the advisory vote on compensation of the Company's named executive officers, and (2) the proposal to ratify the appointment of KPMG LLP as our independent auditor. Broker non-votes (i.e., proxies from banks, brokers or other nominees indicating that such entities have not received instructions from the beneficial owners or other persons entitled to vote as to a matter which such bank, broker or other nominee does not have discretionary power to vote) will be treated as "present" for quorum purposes, but will not have an impact on the vote on any proposal.

        4.     If I hold shares of PacWest Bancorp common stock pursuant to the PacWest Bancorp 401(k) Plan, will I be able to vote?

        Yes. You will receive a proxy card for the shares allocated to your 401(k) plan account, which you should return as indicated on the instructions accompanying the proxy card.

        5.     How does the Board of Directors recommend I vote?

        The Board of Directors recommends a vote "FOR" each of the nominees for director, and a vote "FOR" approval of each of the other proposals.

        6.     How many shares must be represented at the Annual Meeting to constitute a "quorum"?

        A majority of the outstanding shares must be present at the Annual Meeting, either in person or by proxy, to constitute a quorum. There must be a quorum for the Annual Meeting to be held. If you return a signed proxy card, you will be counted as being present, even if you abstain from voting. Broker non-votes will also be counted as being present for purposes of determining a quorum.

        7.     What do I have to do to vote?

        Holders of record.    If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you may vote by Internet or by telephone as indicated on the proxy card. You may also vote by mail by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted; (1) "FOR" each of the Board of Directors' nominees for election as directors, (2) "FOR" the approval of the compensation of the Company's named executive officers, (3) "FOR" the ratification of the appointment of KPMG LLP as independent auditors, (4) "FOR" adjournment or postponement of the Annual Meeting to solicit additional proxies, if needed, and (5) otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting. You may change or revoke your vote at any time before it is counted at the Annual Meeting by:

  •
  Notifying our Secretary at the address shown above in writing that you wish to revoke your proxy;

  •
  Submitting a later dated proxy card; or

  •
  Attending the Annual Meeting and voting in person.

        Attending the Annual Meeting will not automatically revoke your prior proxy. You must comply with one of the methods indicated above in order to revoke your proxy.

        Street name holders.    If you hold your shares in "street name" (that is, through a bank, broker or other nominee), you should receive a proxy from your bank or brokerage firm asking you how you want to vote your shares. If you do not receive a proxy, you may contact such bank or brokerage firm in whose name your shares are registered and obtain a proxy from them. Please refer to the information in the materials provided by your bank or brokerage firm for an explanation of how to vote and how to change or revoke your vote and of the effect of not indicating a vote.

        8.     How will voting on any other business be conducted?

        We do not know of any business to be considered at the Annual Meeting other than the matters listed in this Proxy Statement. For holders of record, if any other business is properly presented at the Annual Meeting, any of the persons named on the proxy card as your designated proxies may vote on such matter in their discretion. If you hold your shares in "street name," please see the materials provided by your bank or brokerage firm for an explanation of how your shares will be voted on any other business.

        9.     Who pays the cost of soliciting proxies on behalf of the Company?

        The Company will pay the cost of preparing, assembling and mailing the proxy materials and soliciting proxies for the Annual Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers and employees of the Company or its subsidiaries telephonically, electronically or by other means of communication. Such directors, officers and employees will receive no additional compensation for their services. We will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

        10.   Can I attend the Annual Meeting?

        Any stockholder entitled to vote at the Annual Meeting may attend the Annual Meeting and vote in person, although note that admission to the Annual Meeting will be on a first-come, first-served basis. You will need to bring picture identification. If you hold shares in "street name" and would like to attend the Annual Meeting and vote in person, you will need to bring picture identification and a brokerage account statement or other acceptable evidence of ownership of common stock as of the Record Date. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

        11.   How do I get more information about the Company?

        With this Proxy Statement, we are also sending you our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which includes our consolidated financial statements. If you did not receive our Annual Report, we will send it to you without charge. Our Annual Report includes a list of exhibits filed with the United States Securities and Exchange Commission (the "SEC"), but does not include the exhibits. If you wish to receive copies of the exhibits, please write to:

    Investor Relations
    PacWest Bancorp
    275 N. Brea Blvd.
    Brea, CA 92821

        You may also send your request by facsimile to (714) 674-5377 or by e-mail to investor-relations@pacwestbancorp.com.

        We also maintain a website at http://www.pacwestbancorp.com where you may view, print and download our public filings. In addition, the SEC maintains a website at http://www.sec.gov that also contains our public filings.

        To reduce costs, we may send only one copy of the Annual Report and Proxy Statement to stockholders who share the same last name and address, unless we receive contrary instructions from you. We will continue to mail a proxy card to each stockholder of record.

        If you prefer to receive multiple copies of the Annual Report and Proxy Statement at the same address, we will provide them to you promptly upon request. If your household is receiving multiple copies of the Annual Report and Proxy Statement, you may request to receive only one copy. If you hold your Company stock directly, you may contact us by writing to our mailing address or e-mail address listed above. If you hold your Company stock through a bank or broker, you should request additional copies of the Annual Report and Proxy Statement, or you may request to receive only one copy to your household, by notifying them.

CapitalSource Merger

        On April 7, 2014, pursuant to the Agreement and Plan of Merger, dated as of July 22, 2013, as amended (the "Merger Agreement"), between the Company and CapitalSource Inc., a Delaware corporation ("CapitalSource"), CapitalSource merged with and into the Company with the Company continuing as the surviving corporation (the "Merger"). Immediately after the Merger, CapitalSource Bank, a wholly-owned bank subsidiary of CapitalSource, merged with and into Pacific Western Bank, a wholly-owned bank subsidiary of the Company, with Pacific Western Bank continuing as the surviving bank.

        In connection with the Merger, the companies agreed that the Board would be composed of 13 directors, eight of whom would be designated by PacWest and five of whom would be designated by CapitalSource, all of whom would be mutually agreeable to PacWest and CapitalSource. Depending on the applicable disclosure requirement, this Proxy Statement includes information on executive officers and directors of PacWest that served during or as of December 31, 2013, and information on the current executives and directors of PacWest.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

        The following table sets forth information as of the Record Date regarding the beneficial owners of more than five percent of the outstanding shares of the Company's common stock (the only class of equity outstanding) and does not include share transactions which occurred in connection with the Company's merger with CapitalSource Inc. ("CapitalSource"), which closed on April 7, 2014. To the Company's knowledge, based on the public filings which beneficial owners of more than five percent of the outstanding shares of the Company's common stock are required to make with the SEC, there are no other beneficial owners of more than five percent of the outstanding shares of the Company's common stock as of the Record Date other than those set forth below.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Number of Shares Owned	Percent of Class(1)
FMR LLC(2)	4,277,756	9.6%
245 Summer Street Boston, MA 02210
CapGen Capital Group II, LP(3)	3,846,153	8.6%
280 Park Avenue, 40th Floor, Suite 401 New York, NY 10017
BlackRock, Inc.(4)	3,430,701	7.7%
40 East 52nd Street New York, NY 10022
Neuberger Berman LLC(5)	3,082,477	6.9%
605 Third Avenue, 36th Floor New York, NY 10158
Wellington Management Company LLP(6)	2,520,892	5.6%
280 Congress Street Boston, MA 02210
Vanguard Group Inc.(7)	2,331,774	5.2%
100 Vanguard Blvd. Malvern, PA 19355

(1)
Based on 44,711,389 shares of common stock of the Company issued and outstanding as of the Record Date, excluding 1,053,377 shares of unvested time-based and performance-based restricted stock. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of the Record Date are deemed to be outstanding for such person or persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The above amounts and the amounts in the table are as of the Record Date of April 4, 2014, and do not include any share transactions which occurred at the closing of the Merger.

(2)
Based on a Schedule 13G/A filed February 14, 2014, by FMR LLC (the "FMR 13G/A"). According to the FMR 13G/A, Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment advisor, is the beneficial owner of 4,277,756 shares of Company common stock, with sole disposition power over all such shares and sole voting power over 1,105 of such shares. According to the FMR 13G/A, Edward C. Johnson III, Chairman of FMR LLC, may be deemed to be the indirect beneficial owner of such shares.

(3)
Based on a Schedule 13D filed January 22, 2009, by CapGen Capital Group II LP (the "CapGen 13D"). According to the CapGen 13D, CapGen Capital Group II LP holds sole voting and sole disposition power over 3,846,153 shares of Company common stock. According to the CapGen 13D, as the sole general partner of CapGen Capital Group II LP, CapGen Capital Group II LLC ("CapGen LLC") may be deemed to be the indirect beneficial owner of such shares and Mr. Eugene A. Ludwig, managing member of CapGen LLC, may also be deemed to be the indirect beneficial owner of such shares.

(4)
Based on a Schedule 13G/A filed January 30, 2014, by BlackRock, Inc. (the "BlackRock 13G/A"). According to the BlackRock 13G/A, BlackRock, Inc. is the beneficial owner of 3,430,701 shares of Company common stock, with sole disposition power over all of such shares and sole voting power over 3,289,503 of such shares.

(5)
Based on a Schedule 13G filed February 13, 2014, by Neuberger Berman LLC (the "Neuberger 13G"). According to the Neuberger 13G, Neuberger Berman LLC is the beneficial owner of 3,082,477 shares of Company common stock, with sole disposition power and sole voting power over none of such shares.

(6)
Based on a Schedule 13G filed February 14, 2014, by Wellington Management Company LLP (the "Wellington 13G"). According to the Wellington 13G, Wellington Management Company LLP is the beneficial owner of 2,520,892 shares of Company common stock, with sole disposition power and sole voting power over none of such shares.

(7)
Based on a Schedule 13G/A filed February 12, 2014, by Vanguard Group Inc. (the "Vanguard 13G/A"). According to the Vanguard 13G/A, Vanguard Group Inc. is the beneficial owner of 2,331,774 shares of Company common stock, with sole disposition power over 2,276,667 of such shares and sole voting power over 57,307 of such shares.

 BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table indicates the beneficial ownership of the Company's outstanding common stock (the only class of equity outstanding) as of the Record Date by: (1) each of the Company's current directors and nominees for election; (2) the Company's Chief Executive Officer (the "CEO"), the Company's Chief Financial Officer (the "CFO") and the three most highly compensated executive officers of the Company during 2013 other than the CEO and the CFO (together as a group, the "Named Executive Officers"); and (3) all current directors, nominees for director, and current executive officers of the Company as a group, based on the Company's records and data supplied by each of the current directors, director nominees and current executive officers.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name or Number of Persons in Group	Number of Shares Owned		Percent of Class(1)
Directors and Director Nominees Who Are Not Named Executive Officers
John M. Eggemeyer	250,517	(3)	*
Chairman of the Board, Current Director and Director Nominee
Craig A. Carlson	7,620		*
Current Director and Director Nominee
Barry C. Fitzpatrick	25,890	(4)	*
Current Director and Director Nominee
Andrew B. Fremder	—	(2)	*
Current Director and Director Nominee
C. William Hosler	—	(2)	*
Current Director and Director Nominee
Susan E. Lester	19,620		*
Current Director and Director Nominee
Douglas H. (Tad) Lowrey	—	(2)	*
Current Director and Director Nominee
Timothy B. Matz	56,039	(5)	*
Current Director and Director Nominee
Roger H. Molvar	—	(2)	*
Current Director and Director Nominee
James J. Pieczynski	—	(2)	*
Executive Vice President of the Company, Current Director and Director Nominee
Daniel B. Platt	53,784	(6)	*
Current Director and Director Nominee
Robert A. Stine	29,499	(7)	*
Current Director and Director Nominee

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name or Number of Persons in Group	Number of Shares Owned		Percent of Class(1)
Named Executive Officers(14)
Matthew P. Wagner	584,490	(8)	1.3%
Chief Executive Officer of the Company, Current Director and Director Nominee
Victor R. Santoro	215,705	(9)	*
Executive Vice President and Chief Financial Officer of the Company
Jared M. Wolff	64,336	(10)	*
Executive Vice President, General Counsel and Assistant Corporate Secretary of the Company
Michael L. Thompson	66,631	(11)	*
Executive Vice President of the Company, Human Resources
Michael J. Perdue	120,887	(12)	*
President of the Company
All current Directors and current Executive Officers as a group (21 persons)	1,526,511	(13)	3.4%

*
Represents less than 1.0% of the outstanding shares of the Company's common stock calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See footnotes (1) and (2) below.

(1)
For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days of the April 4, 2014, Record Date. This would include any restricted stock which vests within 60 days of the Record Date and any shares which vested upon the closing of the Merger. Unless otherwise indicated, the nature of the beneficial ownership is sole voting and investment powers over the shares indicated. For purposes of this table, "percent of class" is based on 44,711,389 shares of common stock of the Company issued and outstanding as of the Record Date, excluding 1,053,377 shares of unvested time-based and performance-based restricted stock. For purposes of computing the percentage of outstanding shares of common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of the Record Date are deemed to be outstanding for such person or persons, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person. The amounts in the table are as of the Record Date of April 4, 2014, and also include any shares which vested upon the closing of the Merger.

(2)
Beneficial ownership amount does not include shares which became beneficially owned at the closing of the Merger.

(3)
Mr. Eggemeyer's beneficial ownership amount includes 2,646 shares held in a joint account with other members of his household.

(4)
Mr. Fitzpatrick has shared voting and investment power in 19,270 shares that are held in a trust of which he is co-trustee.

(5)
Mr. Matz's beneficial ownership amount includes 17,500 shares that are pledged as collateral to a lender.

(6)
Mr. Platt has shared voting and investment power with respect to 4,879 shares that are held in a trust of which he is co-trustee. Mr. Platt's beneficial ownership amount includes 4,320 net restricted shares which fully vested at the closing of the Merger.

(7)
Mr. Stine has shared voting and investment power with respect to 29,499 shares that are held in a trust of which he is co-trustee.

(8)
Mr. Wagner's beneficial ownership amount does not include 17,003 shares of common stock owned by his spouse and for which he disclaims beneficial ownership. Mr. Wagner's beneficial ownership amount includes 112,918 net restricted shares which fully vested at the closing of the Merger. Mr. Wagner has 432,194 shares which are pledged as collateral for a personal line of credit.

(9)
Mr. Santoro's beneficial ownership amount includes 54,970 net restricted shares which fully vested at the closing of the Merger. Mr. Santoro's beneficial ownership amount includes 145,743 shares which are pledged as collateral for a personal line of credit and 479 shares held jointly with his spouse.

(10)
Mr. Wolff has shared voting and investment power with respect to 29,930 shares that are held in a trust of which he is co-trustee. Mr. Wolff's beneficial ownership amount includes 34,406 net restricted shares which fully vested at the closing of the Merger.

(11)
Mr. Thompson's beneficial ownership amount includes 5,742 net restricted shares which fully vested at the closing of the Merger.

(12)
Mr. Perdue has shared voting and investment power with respect to 58,193 shares that are held in a trust of which he is co-trustee and all of which are pledged in connection with a margin account. Mr. Perdue's beneficial ownership amount includes 31,452 net restricted shares which fully vested at the closing of the Merger.

(13)
Of these shares, 675,766 are pledged in connection with margin accounts or personal credit lines.

(14)
Titles for Mr. Wolff, Mr. Thompson and Mr. Perdue are as of December 31, 2013 (prior to the completion of the Merger).

PROPOSAL 1: ELECTION OF DIRECTORS

Size of the Board

        The bylaws of PacWest Bancorp provide that the authorized number of directors shall not be less than 7 or more than 15 with the exact number of directors to be fixed from time to time by resolution of a majority of the Board of Directors of the Company (the "Board" or "Board of Directors"). The number of directors is currently fixed at 13 and the Board is currently composed of 13 directors. Thirteen directors were elected at the 2013 Annual Meeting of Stockholders held on May 13, 2013. In connection with the Company's acquisition of First California Financial Group, Inc. ("FCAL"), the Company appointed two former FCAL directors to the Company's Board at the close of the FCAL acquisition on May 31, 2013.

        In connection with the Merger with CapitalSource, the companies agreed that the Board would be composed of 13 directors, eight of whom would be designated by PacWest and five of whom would be designated by CapitalSource, all of whom would be mutually agreeable to PacWest and CapitalSource. Such directors were approved by the Board on April 8, 2014, and (to the extent not already members of the Board) were appointed to the Company's Board at that time. These 13 directors are the candidates being nominated for election at the Annual Meeting.

Nominees

        PacWest's Board of Directors has nominated 13 candidates for election. The persons named in the following table have been recommended by the Compensation, Nominating and Governance Committee of the Board (the "CNG Committee") and approved by the Board of Directors as nominees for election to serve as directors of the Company until the next annual meeting of stockholders and until their successors are duly elected and qualified. All director nominees are current directors.

        With respect to such election, absent any specific instruction in the proxies solicited by the Board, the proxies will be voted in the sole discretion of the proxy holders to effect the election of all 13 of the Board's nominees, or as many thereof as possible under the rules of cumulative voting, if any persons are nominated other than by the Board of Directors. In the event that any of the Board's nominees are unable to serve as directors, it is intended that each proxy will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. To the best of our knowledge, the Company has no reason to believe that any of the nominees will be unable to serve as directors.

Name	Age	Year First Elected or Appointed Director
Craig A. Carlson	63	2010
John M. Eggemeyer	68	2000
Barry C. Fitzpatrick	67	2000
Andrew B. Fremder	52	2014
C. William Hosler	51	2014
Susan E. Lester	57	2003
Douglas H. (Tad) Lowrey	61	2014
Timothy B. Matz	69	2001
Roger H. Molvar	58	2014
James J. Pieczynski	51	2014
Daniel B. Platt	67	2003
Robert A. Stine	67	2000
Matthew P. Wagner	57	2000

        Mr. Carlson is currently a self-employed, independent, financial institution consultant and California real estate broker. He was formerly a bank regulator for 36 years, most recently serving as Senior Deputy Commissioner and Chief Examiner of the Banking Program for the California Department of Financial Institutions ("DFI"), currently known as the California Department of Business Oversight, from March 2007 until his retirement in June 2010. In this position, he was responsible for the supervision and regulation of the state chartered commercial and industrial banks as well as other institutions, and served as a key advisor to the Commissioner of the DFI. Previously, he held positions as Senior Deputy Commissioner and Deputy Commissioner for the San Diego/Orange County Region for the DFI. Mr. Carlson has been a faculty member of the California Banking School and is an active member of the Conference of State Bank Supervisors, presently serving as a member of its Accreditation Review team. Mr. Carlson has served on the Company's Board since November 2010. Mr. Carlson's significant experience in banking regulation makes him well qualified to serve on our Board.

        Mr. Eggemeyer is Chairman of the Board of the Company. He is a co-founder and chief executive of Castle Creek Capital LLC, a merchant banking firm specializing in the financial services industry, and Castle Creek Financial LLC, a licensed broker/dealer, both of which he co-founded in 1990. Mr. Eggemeyer is also a director of Guaranty Bancorp, a position he has held since 2004, and was Chief Executive Officer of Guaranty Bancorp from 2004 to 2006, as well as Chairman of the Board of Guaranty Bancorp from 2004 to 2010. Since 2004, Mr. Eggemeyer has also served as Chairman and Chief Executive Officer of White River Capital, Inc., a consumer finance company, and its wholly owned subsidiary, Union Acceptance LLC. Mr. Eggemeyer is also a director of Heritage Commerce Corp., a position he has held since August 2010, and of Pacific Western Bank from February 2010 until April 2014. Mr. Eggemeyer also currently serves as a trustee of Northwestern University and the Parent Advisory Board of Stanford University. Mr. Eggemeyer has been an investor, executive and financial advisor in the field of commercial banking for over 30 years. Mr. Eggemeyer's substantial expertise in banking, his knowledge and experience in capital markets, and his position as a founder of the Company, make him well qualified to serve on our Board.

        Mr. Fitzpatrick is an attorney and is currently acting as trustee for a number of family trusts. Previously, Mr. Fitzpatrick was Of Counsel with the firm Luce, Forward, Hamilton & Scripps LLP in San Diego, California, a position he has held from May 2008 through May 2011. Mr. Fitzpatrick was a partner at Newnham, Fitzpatrick, Weston and Brennan, LLP from July 2004 to June 2008 and prior to that was a partner with Fitzpatrick & Showen, LLP from April 1996 to June 2004. Mr. Fitzpatrick is the former chair of the California State Bar Association's 6,000 member Trusts and Estates Section, a position he held from 2004 to 2005. Since 1995, Mr. Fitzpatrick has also served as a director of the Donald C. and Elizabeth M. Dickinson Foundation, one of the largest private foundations in San Diego County. Mr. Fitzpatrick has served as a director since the Company was founded in 2000. Mr. Fitzpatrick's legal expertise, his knowledge of and experience in San Diego County, a significant market for us, as well as his prior experience on our Board, make him well qualified to serve on our Board.

        Mr. Fremder is the co-founder and was the President of East Bay College Fund, a private nonprofit corporation, from April 2003 until January 2014, where he currently still serves on their board of directors. Mr. Fremder also served as a managing member and Chief Financial Officer of Farallon Capital Management, LLC and Farallon Partners, LLC, each a San Francisco-based investment advisory firm, until 2003, and acted as a consultant to them through December 2008. Mr. Fremder served as a director of CapitalSource Inc. from 2000 until 2014. Mr. Fremder's extensive experience in corporate finance and investment, and his significant experience in the financial services industry, make him well qualified to serve on our Board.

        Mr. Hosler is the Chief Financial Officer and member of the board of directors of Catellus Acquisition Company, LLC, a commercial real estate property ownership, management and development company. From November 2008 until March 2011, Mr. Hosler provided consulting services to private equity firms Rockwood Capital and TPG Capital. Mr. Hosler served as Chief Financial Officer of the Marcus & Millichap Holding Companies, a privately-held investment and real estate services company based in Palo Alto, California from January 2008 until November 2008. Mr. Hosler served as a director of CapitalSource Inc. from 2007 until 2014. Mr. Hosler currently serves on the board of directors, audit committee and corporate governance and nominating committee of Parkway Properties, Inc., a self-administered real estate investment trust. Mr. Hosler also serves on the board of directors, audit committee and conflicts committee of Fantax, Inc., a brand building company. Mr. Hosler's strong background in commercial real estate and his experience as a chief financial officer of several significant companies make him well qualified to serve on our Board.

        Ms. Lester, currently retired, was the Chief Financial Officer of Homeside Lending, Inc. from October 2001 to May 2002. She was the Chief Financial Officer of U.S. Bancorporation from February 1996 to May 2000, in which position she was responsible for financial reporting and management, asset-liability management, mergers and acquisitions, and compliance. Ms. Lester is currently a director and chair of the audit committee, and member of the governance committee, of Arctic Cat, Inc. (since 2004); served as a director, and member of the audit, governance, and risk and compliance committees of Lender Processing Services, Inc. (from December 2010 until January 2014); and a member of the board of trustees of Francis Parker School. Within the past five years, Ms. Lester served as a director of Dexma, Inc. (until May 2010) and Minnesota Bank and Trust (until May 2010). Ms. Lester is a former trustee and treasurer of Hazeltine National Golf Club and a former chair of the Board of Trustees of the College of St. Benedict. Ms. Lester resides in San Diego, California. Ms. Lester's significant financial and banking expertise, including her experience as a chief financial officer of a publicly traded bank holding company, make her well qualified to serve on our Board.

        Mr. Lowrey is currently the Chairman of the Board of Pacific Western Bank. Mr. Lowrey served as Chairman of the Board of CapitalSource Bank from July 2012 to April 2014. Mr. Lowrey also served as the Chief Executive Officer of CapitalSource Bank since its formation in July 2008, and served as President of CapitalSource Bank from July 2008 through December 2011. Mr. Lowrey previously served as Executive Vice President of Wedbush, Inc., a private investment firm and holding company, from January 2006 until June 2008. Mr. Lowrey is an elected director of the Federal Home Loan Bank of San Francisco and the California Bankers Association. Mr. Lowrey received his undergraduate degree from Arkansas Tech University and was licensed in 1977 in the state of Arkansas as a certified public accountant. Mr. Lowrey's significant financial and banking expertise and experience, including in many publicly traded bank holding companies, make him well qualified to serve on our Board.

        Mr. Matz is an attorney, specializing in banking, corporate and securities law, and mergers and acquisitions. Since 2014, Mr. Matz has been a partner with Silver, Freedman, Taft & Tiernan LLP. Mr. Matz was a partner with the firm Elias, Matz, Tiernan & Herrick in Washington, D.C. from 1972 to 2013. For nearly 40 years, Mr. Matz has represented banks throughout the United States, including serving as an investor's representative and counsel to the Boards of Directors of three California banks from 1996 until the last of the three was sold, First Charter Bank, NA, which the Company purchased in 2001. Mr. Matz was also a director of Towne Bancorp of Mesa, Arizona from June 2008 until January 2010. Mr. Matz's substantial legal experience in banking and his long-term service on our Board make him well qualified to serve on our Board.

        Mr. Molvar served as a director of Farmers and Merchants Bank in Long Beach, California for a three-year term ending in 2008 and served as a director of CapitalSource Bank until 2014. From 2000 to 2004, Mr. Molvar was an Executive Vice President of IndyMac Bancorp and Chief Executive Officer of IndyMac Consumer Bank, responsible for the bank's consumer/branch banking business. Prior to joining IndyMac, Mr. Molvar was a Senior Vice President and Management Committee member of The Times Mirror Company, and previously served as Senior Vice President and Comptroller of First Interstate Bank of California. Mr. Molvar chairs the Executive Committee of the SEC and Financial Reporting Institute at the University of Southern California. Mr. Molvar's professional experience in commercial banking and finance, as well as his extensive experience as a board member of financial institutions, make him well qualified to serve on our Board.

        Mr. Pieczynski is an Executive Vice President of the Company and is President of the CapitalSource division of Pacific Western Bank, as well as a director of Pacific Western Bank. Mr. Pieczynski served as a director of CapitalSource Inc. from January 2010 to April 2014 and as Chief Executive Officer from January 2012 to April 2014. Mr. Pieczynski has also served as President of CapitalSource Bank since January 2012 to April 2014 and a member of the Board of Directors of CapitalSource Bank since January 2013 to April 2014. Mr. Pieczynski previously served as CapitalSource Inc.'s Co-Chief Executive Officer from January 2010 through December 2011, President-Healthcare Real Estate Business from November 2008 until January 2010, and Co-President-Healthcare and Specialty Finance from January 2006 until November 2008. Mr. Pieczynski also serves on the board of directors, audit committee, compensation committee and nominating and corporate governance committee of LTC Properties, Inc., a self-administered real estate investment trust. Mr. Pieczynski's extensive experience in the healthcare real estate industry, a significant product line of PacWest, and his knowledge of the former CapitalSource Bank operations, make him well qualified to serve on our Board.

        Mr. Platt is a director and a former Executive Vice President of the Company, overseeing Special Assets, a position he held from November 2009 until his retirement in April 2014. Previously, from May 2003 to November 2009, Mr. Platt was President of Del Mar Financial, a real estate consulting firm. From November 1995 to June 2002, Mr. Platt was Executive Vice President and Chief Financial Officer, Burnham Pacific Properties, a publicly traded real estate investment trust. From 1983 to 1994, Mr. Platt held executive positions with Union Bank, Security Pacific Bank, and Bank of America.

Mr. Platt's professional experience in commercial banking, real estate and finance for over 30 years, and his experience as a chief financial officer of a publicly traded real estate concern, make him well qualified to serve on our Board.

        Mr. Stine is a director and the former President and Chief Executive Officer of Tejon Ranch Company, positions he held from May 1996 until 2014. Tejon Ranch Company is a diversified real estate development and agri-business company traded on the New York Stock Exchange under the symbol TRC. Previously, Mr. Stine was the President and Chief Executive Officer of Collins Development Company, a diversified, privately held real estate development and asset management company based in San Diego, California from June 1986 to March 1995. Mr. Stine was a director of the Bakersfield Californian, a privately owned newspaper, from 1999 through 2009. He is also a director of Valley Republic Bank, a community bank located in Kern County, California, a position he has held since 2008. Mr. Stine's substantial career in real estate and finance, and his experience as the CEO of a publicly traded company, make him well qualified to serve on our Board.

        Mr. Wagner has been Chief Executive Officer of the Company and Pacific Western Bank and a director of the Company since 2000. Mr. Wagner became President of the Company in April 2014. Mr. Wagner was Chairman of the Board of Directors of Pacific Western Bank from 2000 until 2014. Mr. Wagner served as a director of Guaranty Bancorp from 2004 to 2010. Prior to joining the Company in 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp from 1996 until 1999, when Western Bancorp was acquired by U.S. Bancorp. Prior to joining Western Bancorp in 1996, Mr. Wagner served as an executive vice president with U.S. Bancorp in Minneapolis, Minnesota, from 1990 to 1996, and as a senior vice president, from 1985 to 1990. Mr. Wagner brings extensive leadership and community banking experience to our Board, including executive management experience. In addition, as the Chief Executive Officer of the Company and its subsidiary bank, he provides valuable insight and guidance on the issues of corporate strategy and risk management, particularly as to his expertise and understanding of the current trends within the financial services industry.

Cumulative Voting and Vote Required

        Each holder of PacWest common stock may vote their shares cumulatively for the election of directors if certain conditions are met at the Annual Meeting. Cumulative voting provides each stockholder with a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, which such stockholder can then vote in favor of one or more nominees. For example, if you held 100 shares as of the Record Date, you would be entitled to 1,300 votes which you could then distribute among one or more nominees since there are 13 directors to be elected. Cumulative voting may only be exercised at the Annual Meeting if (1) the name of the candidate or candidates for whom such votes would be cast has been placed in nomination prior to the voting, and (2) at least one stockholder has given notice at the Annual Meeting prior to the voting of such stockholder's intention to cumulate his/her votes. If one of the Company's stockholders gives notice of intention to vote cumulatively, the persons holding the proxies solicited by the Board will exercise their cumulative voting rights, at their discretion, to vote the shares they hold in such a way as to ensure the election of as many of the Board's nominees as they deem possible.

        Directors are elected by a plurality of votes cast for election of directors. Accordingly, the 13 director positions to be filled at the Annual Meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Recommendation of the PacWest Board of Directors

        The PacWest Board of Directors recommends a vote "FOR" all of the nominees listed above.    Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted "FOR" each nominee listed above.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

        Pursuant to Section 14A of the Exchange Act, we are seeking advisory stockholder approval of the compensation of our Named Executive Officers, as disclosed in this Proxy Statement. In 2011, our stockholders recommended that the Company hold an advisory vote on executive compensation every year. At the 2012 and 2013 Annual Meetings, a majority of the Company's stockholders voted "FOR" approval of the compensation of the Company's Named Executive Officers. In January 2014, the Company held a special meeting of stockholders (the "Special Meeting") to vote on several proposals related to the then pending CapitalSource Merger, including a non-binding advisory vote on specified compensation payable to the named executive officers of PacWest in connection with the Merger. A majority of the stockholders voted "AGAINST" approval of the specified compensation payable in connection with the CapitalSource Merger. The Company believes the vote at the Special Meeting related to one-time, change-in-control compensation and therefore does not correlate to decisions regarding annual compensation levels.

        As described in the section entitled "Executive Compensation—Compensation Discussion and Analysis" beginning on page 24 of this Proxy Statement, the Company's goal for its executive compensation program is to link a substantial portion of executive compensation to the financial strength, long-term profitability and risk management of the Company, as well as to align the interests of our executive officers with the interests of our stockholders. The Company believes that its executive compensation program satisfies these goals. The Company requests stockholder approval of the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Committee Report, the Compensation Discussion and Analysis, and the compensation tables).

        This proposal, commonly known as a "say-on-pay" proposal, gives our stockholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and procedures relating to our Named Executive Officers described in this Proxy Statement. Accordingly, your vote will not directly affect or otherwise limit any existing compensation or award arrangement of any of our Named Executive Officers.

        As an advisory vote, this proposal is not binding upon the Board or the Company. However, the CNG Committee, which is responsible for the oversight of the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. For the reasons outlined beginning on page 24 of this Proxy Statement, the Board believes that the compensation of the Company's Named Executive Officers is appropriate and should be approved on an advisory basis by the Company's stockholders.

Vote Required and Recommendation of the PacWest Board of Directors

        The affirmative vote of at least a majority of the shares of common stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the advisory vote on the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

        The PacWest Board of Directors recommends a vote "FOR" approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the disclosure rules of the SEC.

 PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

        The Company's Audit Committee has appointed the firm of KPMG LLP as independent auditors for PacWest for the fiscal year ending December 31, 2014, and is submitting its selection for ratification by our stockholders. KPMG LLP has served as our independent auditors since the Company's formation in 2000. Subject to the matters discussed under the section entitled "Report of the Audit Committee," the Audit Committee carefully considered the firm's qualifications as independent auditors for PacWest. This included a review of the qualifications of the engagement team, the quality control procedures the firm has established and any issues raised by the most recent quality control review of the firm. The Audit Committee's review also included the matters regarding auditor independence discussed under the section entitled "Audit Committee Report," including whether the nature and extent of non-audit services would impair the independence of the auditors. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal 2013 are described under the section entitled "Independent Auditors—Independent Auditor Fees" beginning on page 44 of this Proxy Statement.

        The Company's organizational documents do not require that stockholders ratify the appointment of KPMG LLP as the Company's independent auditor. The Company is seeking stockholder approval because the Board of Directors believes it is a matter of good corporate practice. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee may consider the appointment of other independent auditors, but is not required to do so. The Audit Committee retains the power to replace the independent auditors whose appointment was ratified by stockholders if the Audit Committee determines that the best interests of PacWest warrant a change of its independent auditors.

        A representative of KPMG LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so. KPMG LLP's representative is expected to be available to respond to appropriate questions.

Vote Required and Recommendation of the PacWest Board of Directors

        The affirmative vote of at least a majority of the shares of common stock present at the Annual Meeting in person or by proxy and entitled to vote is required to approve the ratification of the appointment of the independent auditors.

        The PacWest Board of Directors recommends a vote "FOR" ratification of the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2014.

 CORPORATE GOVERNANCE AND BOARD COMMITTEES

Board Leadership Structure

        Since 2000, we operated under a board leadership structure with Mr. Eggemeyer as Chairman of the Board. In his role as Chairman of the Board, Mr. Eggemeyer's responsibilities include:

  •
  chairing meetings of the Company's Board and the annual meeting of stockholders;

  •
  approving Board agendas and meeting schedules and ensuring appropriate information to flow;

  •
  acting as liaison between the non-management members of the Board and management;

  •
  meeting periodically with the Chief Executive Officer for informal discussion concerning major issues involving the Company; and

  •
  providing input to the CNG Committee concerning the performance of the Chief Executive Officer.

        The Board has evaluated its leadership structure and determined that the independence of the Chairman of the Board and the Chief Executive Officer best serves the Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management's performance relative to compensation. Separation of the roles of Chairman of the Board and Chief Executive Officer enhances the independence of the Board from management and mitigates potential conflicts of interest. In addition, the Board believes that the separation of roles allows the Chief Executive Officer to focus on his duties of enhancing shareholder value and expanding and strengthening the Company's business.

        Our Corporate Governance Guidelines, which are available on our website, provide for a majority of directors to be independent from management and include standards for the determination of director independence. It also specifies additional considerations for the Board in determining the independence of any director who will serve on the CNG Committee, noting that the Board considers all factors specifically relevant to determining whether the director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a CNG Committee member, including but not limited to whether such director is affiliated with the Company or any of its affiliates.

        When considering any affiliate relationship a director has with the Company or any of its affiliates in determining his or her independence for purposes of CNG Committee service, the Board considers whether the affiliate relationship places the director under the direct or indirect control of the Company or its senior management, or creates a direct relationship between the director and members of senior management, in each case of a nature that would impair his or her ability to carrying out the responsibilities of a CNG Committee member.

        The Company is committed to maintaining good corporate governance practices and adhering to high standards of ethical conduct. The Board regularly reviews its governance procedures to ensure compliance with rapidly changing laws, rules and regulations that govern the Company's business. The Company's website at www.pacwestbancorp.com includes important information regarding Company policies and Board charters, including the Company's Corporate Governance Guidelines and its Code of Business Conduct and Ethics, and all of the Company's SEC filings and press releases, among other information.

        During the fiscal year 2013, the Board of Directors of the Company met 14 times. The independent directors also met four times in executive session during 2013. The sessions of the independent directors were presided over by Mr. Stephen Dunn, who was elected by the independent directors as lead independent director and who served in that capacity from May 2009 until the close of the CapitalSource merger on April 7, 2014. The Audit Committee met 13 times during 2013. No director who served in 2013 attended less than 75% of the Company's Board meetings and committee meetings on which he or she served, with the exception of Mr. Cohen who missed three meetings of the Board, all of which were special meetings called on short notice. In 2013, ten directors attended the Annual Meeting of Stockholders. The Board's policy regarding director attendance at the Annual Meeting is that directors are welcome but not required to attend, and that the Company will make all appropriate arrangements for directors who choose to attend and reimburse their reasonable expenses in connection therewith.

        The current members of the committees of the Board of Directors are as follows:

Director	Asset Liability Management Committee	Audit Committee	Compensation, Nominating and Governance Committee	Risk Committee	Executive Committee
Craig A. Carlson		X		C	X
John M. Eggemeyer					C
Barry C. Fitzpatrick			X		X
Andrew B. Fremder	C				X
C. William Hosler		X	X
Susan E. Lester	X	C		X	X
Douglas H. (Tad) Lowrey	X			X
Timothy B. Matz		X	X
Roger H. Molvar		X	X	X
James J. Pieczynski	X			X
Daniel B. Platt	X			X
Robert A. Stine			C		X
Matthew P. Wagner	X			X	X

X = Member, C = Chair

Independent Director Information

        A majority of the Board (8 out of 13 directors) is composed of independent directors. At least annually, the Board, with the assistance of the CNG Committee, evaluates the independence of the directors based on the independence requirements of the Nasdaq listing standards and applicable SEC rules and regulations.

        In April 2014, the independent directors appointed Barry C. Fitzpatrick as the lead independent director of the Board. In April 2014, the Board affirmatively determined, upon the recommendation of the CNG Committee, that each director and director nominee, with the exceptions of Mr. Eggemeyer, Mr. Lowrey, Mr. Pieczynski, Mr. Platt and Mr. Wagner, meets the independence requirements of the Nasdaq listing standards and applicable SEC rules and regulations, including the independence requirements for committee membership (in addition to each of Mark N. Baker, Stephen M. Dunn, George E. Langley, Arnold W. Messer and John W. Rose who served as a director during 2013 and was independent under the Nasdaq listing standards and applicable SEC rules and regulations). In making such determinations, the Board evaluated banking, commercial, service, familial or other transactions involving each director or immediate family member and their related interests and the Company, if any. For further information on Mr. Eggemeyer's relationship with the Company, please see the section entitled "Certain Relationships and Transactions with Related Persons" on page 43 of this Proxy Statement.

Board's Role in Risk Oversight

        We believe that effective risk management is of primary importance to the success of our Company. We have a comprehensive risk management process that monitors, evaluates and manages the risks we assume in conducting our activities. Our Board's oversight of this risk management process is conducted through the responsibilities of the Board's standing committees: Asset/Liability Management Committee, Audit Committee, CNG Committee and Risk Committee. As described in more detail below, each of these committees is responsible for monitoring components of risk and the Company's exposure to such risks. The committees each report to the Board and the Board has overall responsibility for ensuring that overall risk awareness and risk management is appropriate. As a general matter, except for cases where a particular committee may choose to meet in executive session, all Board members are invited to attend (but are not required to attend) the regular meetings of all Board committees, and our Board meetings are designed to facilitate attendance by all members. We believe that this open and collaborative structure provides for a more informed Board of Directors and also helps the Board understand and monitor the various internal and external risks to which the Company may be exposed.

Credit Risk Committee

        During 2013, the Credit Risk Committee met four times. The Credit Risk Committee was responsible for monitoring trends in the Company's loan portfolio and the Company's allowance for credit losses, as well as establishing internal limits relating to the Company's lending exposure. Upon the closing of the Merger, the Company replaced the Credit Risk Committee with the new Risk Committee to oversee and approve the Company's risk management practices. The former responsibilities of the Credit Risk Committee are now included in the responsibilities of the Risk Committee.

Risk Committee

        Upon the closing of the Merger, the Company established a new Risk Committee. As a newly chartered committee, the Risk Committee did not meet during 2013. A copy of our Risk Committee charter can be obtained on the Company's website at http://www.pacwestbancorp.com under the section entitled "Corporate Governance". The responsibilities of the Risk Committee are to oversee and approve the Company's risk management practices and to assist the Board in, among other things,:

  •
  overseeing management's implementation of an enterprise-wide risk management framework, including the development and implementation of effective policies designed to ensure that risks are properly controlled, quantified and within the Company's risk appetite and risk tolerance;

  •
  approving and periodically reviewing the Company's enterprise-wide risk management policies;

  •
  at least annually, reviewing and recommending to the Board for approval the Company's risk appetite statement and the limits and tolerances within it;

  •
  reviewing and discussing management's assessment of the Company's aggregate enterprise-wide risk profile and the alignment of the Company's risk profile with the Company's strategic plan, goals and objectives; and

  •
  receiving reports from management, including the Chief Risk Officer, the Enterprise Risk Management Steering Committee, the Chief Credit Officer, The Chief Financial Officer and the Capital Committee, and , if appropriate, other Board committees, regarding matters relating to risk management and/or the Company's risk and compliance organization, including regarding emerging risks and other selected risk topics and/or enterprise-wide risk.

        The Company's Chief Risk Officer and the Company's Chief Credit Officer report on a quarterly basis to the Risk Committee, or more frequently as needed, regarding areas within its supervision that pertain to the Company's risk profile. The Risk Committee also receives reports from the Company's external loan review consultants and those performing internal audit work for the Company.

Asset/Liability Management ("ALM") Committee

        During 2013, the ALM Committee met four times. The ALM Committee oversees compliance by the Company and its subsidiaries with the Company's ALM policies and receives reports from the Company's executive management ALM committee, which is responsible for the management of the Company's investment portfolio and asset/liability strategy on a day-to-day basis. The objective of the Company's ALM policy is to manage balance sheet and off-balance sheet assets and liabilities in order to maximize the spread between interest earned and interest paid, to maintain acceptable levels of interest rate risk, and to ensure that the Company has the ability to pay liabilities as they come due and fund continued asset growth. The executive management members responsible for managing the Company's ALM activities generally meet monthly to discuss ALM activities. The ALM Committee reviews management reports and management's recommendations for the Company's ALM strategies on a going forward basis, and oversees management's development and implementation of asset/liability pricing in order to attain the overall strategic objectives of the Company.

Audit Committee

        During 2013, the Audit Committee met thirteen times. The Board has determined that each member of the Audit Committee is financially literate and that each of Mr. Carlson, Mr. Hosler, Ms. Lester and Mr. Molvar is qualified as an audit committee financial expert and that each of them has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and the listing standards of Nasdaq. For additional information regarding the background and relevant experience of Mr. Carlson, Mr. Hosler, Ms. Lester and Mr. Molvar, please see the biographies of director nominees under the section entitled "Proposal 1: Election of Directors," beginning on page 9 of this Proxy Statement. Information regarding the functions performed by the Audit Committee is set forth in the "Audit Committee Report" included in this Proxy Statement, as well as in the Audit Committee charter. The charter of the Audit Committee was last amended as of April 2014, a copy of which may be obtained on the Company's website at http://www.pacwestbancorp.com under the section entitled "Corporate Governance."

Compensation, Nominating and Governance ("CNG") Committee

        During 2013, the CNG Committee met seven times. The CNG Committee reviews and approves, or makes recommendations to the Board of Directors on matters concerning the salaries and benefits, including equity compensation, of the Company's executive officers, compensation of the directors, and director independence. The CNG Committee also reviews and approves the Company's incentive compensation plans and equity-based plans, 401(k) plans and other employee benefit plans. The CNG Committee assists the Board of Directors in promoting the best interests of the Company and its stockholders through the implementation of sound corporate governance principles and practices, including the review and approval or ratification of related-party transactions of the Company. The CNG Committee also makes recommendations to the Board of Directors regarding the composition and size of the Board and its committees. In furtherance thereof, the CNG Committee identifies, evaluates and recommends candidates for the Company's Board of Directors and considers nominees for directors nominated by the Company's stockholders in accordance with the Company's bylaws. The CNG Committee operates under a charter that was last amended as of April 2014, a copy of which may be obtained on the Company's website at http://www.pacwestbancorp.com under the section entitled "Corporate Governance." The CNG Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the committee consisting of one or more members.

        In identifying and recommending nominees for positions on the Board of Directors, the CNG Committee places primary emphasis on the criteria set forth under "Selection of Directors" in our Corporate Governance Guidelines, namely: (1) personal qualities and characteristics, accomplishments and professional reputation; (2) current knowledge and contacts in the communities in which the Company does business and in the Company's industry or other industries relevant to the Company's business; (3) ability and willingness to commit adequate time to Board and committee matters; (4) the fit of the individual's skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; (5) diversity of viewpoints, backgrounds, experience and geographical location; and (6) the ability and skill set required and other relevant experience.

        The CNG Committee does not set specific, minimum qualifications that nominees must meet in order for the CNG Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Company and the composition of the Board of Directors. Through the Board's annual self-evaluation process, the CNG Committee evaluates the result, including whether the diversity of the

Board members is appropriate to advise the Company on its risks and opportunities. Members of the CNG Committee may seek input from other members of the Board in identifying possible candidates, and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates. The CNG Committee will consider candidates recommended by stockholders against the same criteria as nominees not proposed by stockholders. Stockholders who wish to submit nominees for director for consideration by the CNG Committee for election at our 2015 Annual Meeting of Stockholders should follow the process detailed in the section entitled "Other Business—Director Nominations" on page 46 of this Proxy Statement.

        For further information on the Company's processes and procedures for the consideration and determination of director compensation, please see the section entitled "Compensation of Directors" on page 20 of this Proxy Statement. For further information on the Company's processes and procedures for the consideration and determination of executive compensation, please see the section entitled "Executive Compensation—Compensation Discussion and Analysis" beginning on page 24 of this Proxy Statement.

Executive Committee

        During 2013, the Executive Committee did not meet. The Executive Committee reviews and makes recommendations to the Board of Directors with respect to strategy, acquisitions and other opportunities for the Company and acts on behalf of the Board, to the full extent permitted by law, when it is impractical for the full Board to meet. In addition, the Executive Committee is a forum to review other significant matters not addressed by the other Board committees and to make appropriate recommendations to the Board of Directors.

Family Relationships

        There are no family relationships among any of the directors or executive officers of the Company.

Compensation Committee Interlocks and Insider Participation

        During 2013, Mr. Dunn, Mr. Fitzpatrick, Mr. Matz, Mr. Messer and Mr. Stine served on the CNG Committee. None of these directors was formerly, or during 2013, an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves on the board of directors of any other company that has one or more executive officers serving as a member of the CNG Committee. In addition, no executive officer of the Company serves as a member of the compensation committee of the board of any other company that has one or more executive officers serving as a member of the Company's Board of Directors. No such interlocking relationships existed during 2013.

COMPENSATION OF DIRECTORS

        The Company compensates its non-employee directors through an annual cash retainer, paid quarterly. Additionally, beginning in 2011, the Company determined to make an annual grant of stock to each of the Company directors. The Company does not pay per Board meeting or per committee meeting fees. No increase in Board compensation was made during 2013.

        The CNG Committee of the Board evaluates director compensation, and compares the compensation of the Company's directors to that offered by peer companies. The Company also subscribes to surveys to further provide information on director compensation at peer companies. The CNG Committee recommends compensation for non-employee directors to the full Board, which in turn determines director compensation for each fiscal year. The compensation is designed to attract and retain qualified directors, and to compensate them for the time and risk associated with being a director. The Company reimburses its directors for their reasonable travel, lodging, food and other expenses incurred in connection with their service on the Board and its committees.

        The table below presents all compensation paid to directors of the Company that served during 2013:

2013 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John M. Eggemeyer, Chairman	$130,000	$29,994	—	—	—	$6,059	(1)	$166,053
Mark N. Baker	$60,000	$29,994	—	—	—	—		$89,994
Craig A. Carlson	$60,000	$29,994	—	—	—	—		$89,994
Joseph N. Cohen	$30,000	$30,733	—	—	—	—		$60,733
Stephen M. Dunn	$60,000	$29,994	—	—	—	—		$89,994
Barry C. Fitzpatrick	$70,000	$29,994	—	—	—	—		$99,994
Antoinette T. Hubenette	$30,000	$30,733	—	—	—	—		$60,733
George E. Langley	$70,000	$29,994	—	—	—	—		$99,994
Susan E. Lester	$60,000	$29,994	—	—	—	—		$89,994
Timothy B. Matz	$75,000	$29,994	—	—	—	—		$104,994
Arnold W. Messer	$60,000	$29,994	—	—	—	—		$89,994
Daniel B. Platt(2)	—	—	—	—	—	—		—
John W. Rose(3)	$18,000	—	—	—	—	—		$18,000
Robert A. Stine	$70,000	$29,994	—	—	—	—		$99,994
Matthew P. Wagner(2)	—	—	—	—	—	—		—

(1)
Represents life insurance premiums paid by the Company.

(2)
No compensation received for service on the Company's Board because individual is an employee director.

(3)
Mr. Rose is a Principal of CapGen Financial, LLC, an 8% stockholder of the Company. Mr. Rose receives 20% of the Board service fees and 80% of his Board service fees are remitted to CapGen Financial, LLC. In lieu of the stock award with a value of $30,000 on the date of grant, Mr. Rose received 20% of such value in cash, which is reflected in his "fees earned or paid in cash" amount, and 80% of such value was remitted in cash to CapGen Financial, LLC.

(4)
Amounts shown are based on the market value of the underlying stock at the date of grant. For further information, see Note 17, Stock Compensation Plans, to the Company's audited financial statements for the fiscal year ended December 31, 2013 included in the Company's Annual Report on Form 10-K.

        In connection with the Merger, the companies agreed that the Board would be composed of 13 directors, eight of whom would be designated by PacWest and five of whom would be designated by CapitalSource, all of whom would be mutually agreeable to PacWest and CapitalSource. Such directors were approved by the Board on April 8, 2014, and (to the extent not already members of the Board) were appointed to the Company's Board at that time. Mr. Eggemeyer continues as the Chairman of the Board and Mr. Fitzpatrick was appointed as the lead independent director.

        Compensation of the Board was increased in 2014 following the engagement of an independent consultant in January 2014 to look at Board compensation following the Merger. The consultant evaluated the Company's board compensation, and components of compensation relative to a Company peer group.

        Based on the recommendations of the consultant, the CNG Committee recommended certain changes to Board compensation, which the Board adopted effective as of the closing of the Merger. Board compensation for 2014 is as follows:

  Annual retainers for Board service:    An annual cash retainer of $150,000 for the Chairman, $110,000 for the lead independent director and $75,000 for each other non-employee director serving on the Board, each paid in quarterly installments.

  Annual retainer for Bank board service:    An annual cash retainer of $50,000 for non-employee directors serving on the board of the Bank (and not serving on the Holding Company Board), paid in quarterly installments.

  Committee Chair Fees:    Annual retainers for the non-employee chairpersons of each of the Board committees (other than the Executive Committee) of $35,000, each paid in quarterly installments.

  Equity Grants:    Annual grants of fully-vested shares of Company Common Stock of approximately $50,000, based on the closing price of Company Common Stock on the date of grant. The Chairman of the Board receives an additional annual grant of fully-vested shares of Company Common Stock of approximately $50,000.

EXECUTIVE OFFICERS

        The following table sets forth, as to each of the persons who currently serves as an executive officer of the Company, such person's age (as of the Record Date), current position and the period during which such person has served in such position. Following the table is a description of each executive officer's principal occupation during the past five years.

Name	Age	Position	Year in which assumed current position	Year hired by the Company(1)
Christopher D. Blake	54	Executive Vice President, Human Resources of the Company and of Pacific Western Bank	2014	1994
Suzanne R. Brennan	63	Executive Vice President, Risk Management and Chief Risk Officer of the Company and Pacific Western Bank	2011	2011
Mark Christian	50	Executive Vice President, Manager of Operations and Systems of the Company and Pacific Western Bank	2005	1997
Bryan M. Corsini	52	Executive Vice President and Chief Credit Officer of the Company and Pacific Western Bank	2014	2000
Lynn M. Hopkins	46	Executive Vice President and Chief Accounting Officer of the Company and Pacific Western Bank	2014	2002
Kori L. Ogrosky	44	Executive Vice President, General Counsel and Corporate Secretary of the Company and Corporate Secretary of Pacific Western Bank	2014	2005
Victor R. Santoro	65	Executive Vice President and Chief Financial Officer of the Company and Pacific Western Bank	2014	2003
James J. Pieczynski	51	Executive Vice President and Director of the Company and President of the CapitalSource Division of Pacific Western Bank	2014	2001
Matthew P. Wagner	57	Chief Executive Officer, President and Director of the Company and Chief Executive Officer of Pacific Western Bank	2000	2000
Jared M. Wolff	45	Executive Vice President of the Company and President of Pacific Western Bank	2014	2002

(1)
If the executive joined the Company through an acquisition or merger, date above indicates date of hire at predecessor company and from which years of service are credited.

        Christopher D. Blake is Executive Vice President, Human Resources of the Company and Pacific Western Bank. Mr. Blake joined Pacific Western National Bank in October 1994 and served as Chief Credit Officer until being appointed Chief Operating Officer in December 1999. He became President of the Eastern Region of Pacific Western Bank when Pacific Western National Bank was acquired by the Company on January 31, 2002 and served in that position until April 2014.

        Suzanne R. Brennan is Executive Vice President, Risk Management and Chief Risk Officer of the Company and Pacific Western Bank. Prior to joining the Company in January 2011, Ms. Brennan was Executive Vice President of Operations and Systems at Guaranty Bancorp from May 2005 to December 2010. Prior to Guaranty Bancorp, Ms. Brennan was Executive Vice President, Manager of Systems and Operations for the Company from April 2002 to May 2005. Prior to Ms. Brennan's initial employment with the Company, Ms. Brennan was President of Summit Consulting Group; Executive Vice President of Western Bancorp; Senior Vice President of U.S. Bancorp; and a Manager with the Federal Reserve Bank of Minneapolis.

        Mark Christian is Executive Vice President, Manager of Operations and Systems, of the Company and Pacific Western Bank. Prior to May 2005, when he assumed his current position, Mr. Christian was Senior Vice President, Operations and Systems, of the Company. Mr. Christian joined the Company in May 2000 with its acquisition of Rancho Santa Fe National Bank, where he had been Senior Vice President of Operations since 1997.

        Bryan M. Corsini is Executive Vice President and Chief Credit Officer of the Company and Pacific Western Bank. Prior to joining the Company Mr. Corsini served as the Executive Vice President and Chief Administrative Officer of CapitalSource Bank from October 2011 to April 2014. Mr. Corsini previously served as President, Credit Administration of CapitalSource Bank from July 2008 to October 2011 and as Chief Credit Officer from CapitalSource Inc.'s inception in 2000 until July 2008. Prior to joining CapitalSource Mr. Corsini was an Executive Vice President with Fleet Capital Corporation, a commercial finance company, from 1986 to 2000. Mr. Corsini was licensed in 1986 in the state of Connecticut as a certified public accountant and was a Senior Auditor with Coopers & Lybrand.

        Lynn M. Hopkins is Executive Vice President and Chief Accounting Officer of the Company and Pacific Western Bank. From 2002 until April 2014, Ms. Hopkins was Executive Vice President of the Company and Executive Vice President, Chief Financial Officer of Pacific Western Bank. Ms. Hopkins also served as Corporate Secretary of the Company and Pacific Western Bank from 2010 to April 2014. Prior to joining the Company in January 2002, Ms. Hopkins was a Senior Vice President and Controller of California Community Bancshares, Inc. and also served as Chief Financial Officer of its wholly-owned subsidiary, Bank of Orange County, during 2000 and 2001. From August 1998 to January 2000, Ms. Hopkins was the Controller of Western Bancorp and the Chief Financial Officer of Southern California Bank. Prior to joining Western Bancorp in 1998, Ms. Hopkins was associated with KPMG LLP since 1989.

        Kori L. Ogrosky is Executive Vice President, General Counsel and Corporate Secretary of the Company and Pacific Western Bank. Prior to joining the Company in April 2014, Ms. Ogrosky was Senior Vice President and General Counsel of CapitalSource Inc. from January 2012 to April 2014. Ms. Ogrosky served in various roles in CapitalSource's legal department since 2007. Prior to joining CapitalSource, Ms. Ogrosky was an Associate at White & Case LLP from November 1999 to November 2004, where she focused on corporate and securities laws, corporate finance and governance matters. Ms. Ogrosky is a member of the bars of the State of Kentucky and the State of Florida.

        Victor R. Santoro is Executive Vice President and the Chief Financial Officer of the Company and Pacific Western Bank. Mr. Santoro is also a director of Pacific Western Bank. Mr. Santoro has been Chief Financial Officer of the Company since 2003 and Chief Financial Officer of Pacific Western Bank since April 2014. Prior to joining the Company in September 2003, Mr. Santoro was with KPMG LLP, where he had been a partner since 1980, focusing primarily on clients in the banking industry.

        Mr. Pieczynski is Executive Vice President and a director of the Company and is President of the CapitalSource Division of Pacific Western Bank. Mr. Pieczynski is also a director of Pacific Western Bank. Prior to joining the Company in April 2014, Mr. Pieczynski served as a director of CapitalSource Inc. since January 2010 to April 2014 and as Chief Executive Officer since January 2012 to April 2014. Mr. Pieczynski has also served as President of CapitalSource Bank since January 2012 to April 2014 and a member of the Board of Director's of CapitalSource Bank since January 2013 to April 2014. Mr. Pieczynski previously served as CapitalSource Inc.'s Co-Chief Executive Officer from January 2010 through December 2011, President-Healthcare Real Estate Business from November 2008 until January 2010, and Co-President-Healthcare and Specialty Finance from January 2006 until November 2008.

        Matthew P. Wagner is Chief Executive Officer, President and a director of the Company and Chief Executive Officer and a director of Pacific Western Bank. Mr. Wagner served as a director of Guaranty Bancorp from 2004 to 2010. Prior to joining the Company in 2000, Mr. Wagner was President and Chief Executive Officer of Western Bancorp from 1996 until 1999, when Western Bancorp was acquired by U.S. Bancorp. Prior to joining Western Bancorp in 1996, Mr. Wagner served as an executive vice president with U.S. Bancorp in Minneapolis, Minnesota, from 1990 to 1996, and as a senior vice president from 1985 to 1990.

        Jared M. Wolff is Executive Vice President of the Company, and became President of Pacific Western Bank in April 2014. Mr. Wolff is also a director of Pacific Western Bank. Prior to April 2014, Mr. Wolff was Executive Vice President, General Counsel and Assistant Corporate Secretary of the Company, and was also President of the Los Angeles Region of Pacific Western Bank. Prior to joining the Company in October 2002, Mr. Wolff was associated with the Los Angeles office of the law firm Sullivan & Cromwell LLP, from January 2001 through September 2002, and the New York office of Sullivan & Cromwell, from September 1996 through November 1997. From October 1998 to August 2000, Mr. Wolff was Executive Vice President, Operations for eNutrition, Inc., a California retailer of nutritional supplements. From November 1997 to October 1998, Mr. Wolff was an investment banker with Credit Suisse First Boston. Mr. Wolff is a member of the bars of the State of California and the State of New York.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  Overview

        It is the duty of the CNG Committee of the Board to administer the Company's compensation system and incentive plans, including the Company's 2003 Stock Incentive Plan, which we refer to as the Incentive Plan, and the Executive Incentive Plan, or EIC Plan. The CNG Committee reviews and approves compensation levels of members of executive management, including the five executives who are identified in the 2013 Summary Compensation Table on page 34 of this Proxy Statement (whom we refer to as our Named Executive Officers), evaluates the performance of the executive management team and considers executive management succession and related matters. With respect to the compensation of the CEO, the CNG Committee evaluates and recommends such compensation to the Board for approval annually. The CNG Committee reviews with the Board, at least annually, all material aspects of compensation for the Company's executive officers.

  Compensation Philosophy and Objectives

        The primary goal of our compensation program is to link a substantial portion of executive compensation to the financial strength, long-term profitability and risk management of the Company. The CNG Committee achieves this goal by tying meaningful grants of equity compensation and an annual cash bonus to significant measures of financial and non-financial performance, as provided in the EIC Plan.

        The second goal of our compensation program is to align the interests of our executive officers with the interests of our stockholders. We attempt to accomplish this by establishing performance goals for incentive compensation and performance-based restricted stock that are also tied to financial objectives that are meaningful to our stockholders, such as growth in earnings per share and other measures of financial strength that promote the long-term success of the Company. The Company's annual and long-term goals and objectives are designed to ensure the Company continually strengthens its financial position and improves its long-term value for stockholders. The annual goals and objectives—designed to direct the Company toward its long-term goals—may change from year to year based on the underlying economic climate and outlook.

        The third goal of the compensation program is to retain highly competent executives. Our executives, and particularly our Named Executive Officers, are talented managers and they are often presented with opportunities at other institutions, including opportunities at potentially higher compensation levels. The Company does not currently have employment agreements with any of its employees. Accordingly, we seek to retain our executives by setting base compensation and incentives at competitive levels and by awarding meaningful stock-based awards. The CNG Committee reviews executive compensation levels paid by peer companies across a range of asset sizes, based on available data, as discussed below. Key elements of compensation to our Named Executive Officers and other executive officers include payout following the achievement of long-range financial and strategic objectives. The CNG Committee intends to pay incentive compensation at the high end of peer group incentive compensation, but only if the Company performs at the high end among peers.

        We combine the compensation elements for each of our Named Executive Officers and other executive officers in a way that we believe will maximize such executive's contribution to the Company and contribute to the Company's long-term success. The CNG Committee has not established a policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the CNG Committee undertakes a subjective analysis in light of the goals described above and, in connection with their analysis, reviews and considers information provided by independent compensation consultants and surveys to which the Company subscribes to determine the appropriate level and mix of base compensation, performance-based pay and other elements of compensation.

        In structuring a compensation program to achieve the foregoing goals, the CNG Committee also evaluates and considers the following:

  •
  The simplicity of the Company's compensation program.  The CNG Committee and the Board have determined that it is in the best interests of the Company, its employees and its stockholders to have a simple and transparent compensation program. The Company believes that its compensation program is very simple relative to many of its peers. For the main components of its overall compensation program, the Company rewards its executives, including the Named Executive Officers, with a competitive base salary, an annual cash performance incentive bonus under the EIC Plan, and restricted stock (time-based and performance-based) grants under the Incentive Plan. The Company also provides what it believes to be standard perquisites but the Company does not offer a pension program, a supplemental retirement program (SERP), or multiple incentive compensation programs for key executives. Accordingly, in evaluating Company compensation against peers, the CNG Committee is mindful of other benefits that competitors may offer and, accordingly, the necessity to appropriately weight and grant the Company's components of compensation. As described below, the CNG Committee engages a compensation consultant every other year to help evaluate the proper weighting and distribution of these elements of compensation.

  •
  The Company's performance relative to its peers.  The CNG Committee and the Board recognize that the Company may choose to take certain actions for the benefit of the Company that might not be immediately apparent to the public markets, but will make the Company stronger and more versatile in the long term. The CNG Committee and the Board evaluate on a quarterly basis the Company's performance across a broad range of financial metrics, including net earnings, capital ratios, the level of nonperforming assets and overall asset quality, cost of deposits, net interest margin, loan yield, loan growth, deposit growth, and other measures. The Company focuses on its core financial metrics and strategic actions, which may take several quarters or years to realize. The CNG Committee and the Board consider progress toward these goals in setting compensation.

  •
  Execution of the Company's strategy.  The CNG Committee and the Board focus on efforts of management to execute on a pre-defined strategy approved by the Board. In all cases the strategy is designed to improve the Company for the mid-term or long-term benefit to stockholders, whether or not there is an expected immediate benefit to earnings or the Company's stock price. This strategy includes the Company's acquisition program, as well as other areas. To the extent that management carries out the direction that management and the Board laid out, and the Company is improved as a result, the CNG Committee and the Board consider these efforts and the quality of the execution.

  •
  The use of restricted stock as a key component of compensation.  Our key executives, including our Named Executive Officers, do not have employment agreements with the Company. The CNG Committee and the Board have determined that the Company is best served, and is best able to retain its key executives, through a stock grant program that enables the Company's key executives to have the ability to obtain meaningful ownership in the Company.

  Components of Compensation

        The Company compensates its executive officers in three primary ways: base salary, annual cash performance incentive bonus opportunity under our EIC Plan, and periodic grants of time-based and performance-based restricted stock under the Incentive Plan. Our executives can defer base salary through our tax-qualified 401(k) plan, for which the Company annually provides a matching grant up to a certain percentage of contributed funds. In addition, we provide change in control severance protection to our executive officers through our Executive Severance Pay Plan (the "Severance Pay Plan"). We also provide certain perquisites to our executive officers, such as an automobile allowance or use of a company vehicle, reimbursement of club dues for clubs that are used frequently for business purposes, and life, disability and long-term care insurance. The CNG Committee reviews at least annually all components of compensation payable to the CEO and the other executive officers, in terms of current compensation, long-term and incentive compensation, perquisites and payouts upon or following a change in control of the Company, to ensure that the compensation program is meeting the goals of the Company's compensation philosophy described above. The overall review of compensation is also discussed with the Board annually.

        Base Salary—The CNG Committee reviews the base compensation of the CEO and of the executive officers reporting to him. The CNG Committee makes compensation recommendations for the CEO to the full Board (excluding the CEO). Based on recommendations from the CEO, the CNG Committee evaluates and determines compensation levels for the other members of the Company's executive management team. The CNG Committee does not tie its base compensation decisions to any particular benchmarks, formulas, measurements or criteria, but the CNG Committee considers the Company's performance, individual executive performance and compensation levels paid by comparable financial institutions, as well as economic conditions in the Company's market areas, and refers to analyses or guidance from consultants during the annual review process. The CNG Committee reviews banking-related salary survey data related to a peer group as described below under "—Annual Review of Executive Compensation Program" and last received external guidance during March 2014 from an independent compensation consultant.

        Annual Cash Bonus—Pursuant to the Company's EIC Plan, annual cash bonuses are paid to executives based on the achievement of certain performance targets and satisfactory individual performance. Performance targets may be financial goals or non-financial goals tied to the management of organizational risk, such as the achievement of satisfactory results related to internal audits or regulatory examinations. Not all eligible executive officers will necessarily receive a bonus and not all eligible executive officers will necessarily receive the same bonus. Additional amounts may be paid as bonuses to members of the Company's executive management team who are deemed by the CNG Committee to have achieved superior performance during the fiscal year. Depending on an individual's overall compensation, payments of any amounts to the Named Executive Officers outside of amounts established under the EIC Plan, however, may not be eligible for tax deductibility. The performance target under the EIC Plan generally represents a meaningful increase in the performance target over the previous fiscal year, a significant achievement in a given economic environment, or meaningful goals that balance the performance of the Company and return to stockholders with prudent risk management. Financial performance targets corresponding to achievement of a payout equal to a participant's target bonus are typically set at levels equal to the Company's budgeted financial performance for the current fiscal year. The achievement levels and corresponding award opportunities are not determined by the CNG Committee based on any set formula or pre-determined methodology, but rather reflect the subjective analysis and determination by the CNG Committee as to the appropriate incentive to focus management on the profitability, targeted growth and corresponding management of risk for the Company. The achievement levels and corresponding award opportunities, however, typically have been constant from year to year.

        Stock-Based Awards—Stock-based awards granted to executive officers of the Company under the Incentive Plan may be granted from time to time at the discretion of the CNG Committee upon its own determination or recommendation from the CEO, and may be granted to the CEO upon recommendation of the CNG Committee and approval of the Board. Typically, the CNG Committee decides whether to approve the grant of equity awards, and the terms of such grant, after discussion with executive management presenting the grant proposals. Awards of long-term incentive compensation in the form of restricted stock grants to our Named Executive Officers and other executive officers generally occur during the first quarter along with the formal annual evaluation of such executive's total compensation. Additionally, grants may also coincide with promotions or the vesting of a previous grant. In considering whether to recommend the grant of an equity award and the size of the grant to be awarded, the CNG Committee considers, with respect to the executive officer, the salary level and the executive's expected contributions toward the strategic growth, financial strength, risk management and profitability of the Company. Shares of unvested restricted stock awarded from the Company also receive the payment of dividends declared by the Company. The CNG Committee also evaluates survey data indicating grants made to similarly situated officers at comparable financial institutions, as detailed in reports or peer groups advised by its consultants, as described below under "—Annual Review of Executive Compensation Program."

        Since 2003, the Company has granted time-based and performance-based restricted stock in lieu of granting stock options as incentive compensation. Although the Company has not granted stock options recently, it reserves the right to do so in the future pursuant to the terms of the Incentive Plan. While stock options and time-based restricted stock link an executive's interests to those of stockholders, they do not have a performance component or measure. Performance-based restricted stock, however, has a performance component and the Company has historically used performance-based restricted stock to tie the incentive pay of executives to the performance of the Company. Because restricted stock, both performance-based and time-based, generally has value whether or not the Company's stock price fluctuates, the Company can grant fewer shares of restricted stock compared to stock options, resulting in less dilution to stockholders. The value of both time-based and performance-based restricted stock fluctuates directly with changes in our stock price and, with respect to performance-based restricted stock, only vests to the extent that specific internal financial performance targets are achieved. If the minimum or set performance targets are not achieved, no vesting occurs and the granted shares are forfeited. All granted shares accelerate vesting upon a change in control of the Company, as defined in the Incentive Plan. On all grants to date of time-based and performance-based restricted stock, the Company has elected to pay dividends to the grantee on such shares prior to vesting at the same rate as dividends are paid to stockholders generally. Dividends paid prior to vesting are treated as compensation to the grantee and taxed at ordinary income rates for tax purposes.

        In paying dividends on unvested restricted stock, the CNG Committee and the Board have determined that such payments are consistent with the Company's overall goals of tying executive compensation to the performance of the Company and aligning management interests with those of the Company's stockholders. For many of the Company's key executives, the dividends represent a meaningful component of their compensation and accordingly, the executives are aligned with stockholders when dividends are reduced or raised. Further, such dividends are evaluated in connection with the granting of restricted stock and with evaluation of an executive's overall compensation.

        401(k) Plan.    Our 401(k) Plan allows executives and other participants to defer a portion of their compensation and, for 2013, the Company provided participants a match of 50% of contributions up to 6% of their base salaries, subject to IRS limitations. We currently have no tax-deferred investment alternatives for our executive officers other than our 401(k) Plan.

        Change in Control Protection.    The Company has adopted the Severance Pay Plan, which provides for severance compensation for our executive officers in the event of termination without "cause" or for "good reason" (as each is defined in the Severance Pay Plan) within two years following a change in control. The purposes of the Severance Pay Plan are to assist in recruiting, encourage retention and minimize the uncertainty and distraction caused by the potential for bank acquisitions, and to allow our executive officers to focus on performance by providing transition assistance if there is a change in control. In addition, the program is intended to align executive and stockholder interests by enabling the executive officers to consider corporate transactions that are in the best interests of the stockholders and other constituents of the Company without undue concern over whether the transactions may jeopardize the executives' own employment. The Severance Pay Plan requires that there be both a change in control and an involuntary termination without "cause" or a voluntary termination for "good reason", which is often referred to as a "double-trigger." Under the double-trigger formula, the Company's successor is obligated to make payments under the Severance Pay Plan only if the executive is actually or constructively discharged following a change in control. In addition, under the Company's Incentive Plan, all granted equity awards fully vest upon a change in control or upon the death of the individual. The Company determined that accelerated vesting is appropriate under this circumstance as a means to attract and retain executives in light of the uncertainty that accompanies consolidation in the banking sector. For more information on the Severance Pay Plan, please see the section entitled "Potential Payments on Termination and Change in Control" beginning on page 37 of this Proxy Statement.

        Other Benefits.    The Company's compensation program is streamlined to focus its executives on goals and objectives that are in the best interests of the Company and its stockholders. Other than certain perquisites to our executive officers such as an automobile allowance or use of a company vehicle, reimbursement of club dues for clubs that are used frequently for business purposes, and life, disability and long-term care insurance, the Company does not provide any other compensation benefits. The Company does not provide employment contracts to its executives; instead it retains keys executives to the Company with meaningful grants of time-based and performance-based restricted stock, the value of which is tied to the common stock of the Company. Additionally, the Company has chosen not to provide retirement benefits such as SERPs or deferred compensation arrangements that continue to pay executives after they leave the Company. While such benefits may be provided by our peers, the CNG Committee and the Board have elected to balance the foregoing components of compensation (base salary, cash bonus, equity incentives and change in control protection) in lieu of those other benefits which may require payments even though executives may no longer be contributing to the Company.

  Risk Management

        Through the Company's compensation program, the CNG Committee balances appropriate compensation and performance incentives with the Company's risk profile. Specifically, the CNG Committee alters the performance measures in determining target and award opportunities under the EIC Plan, for a given year, based on financial and operating metrics the Company seeks to achieve. For example, in a particular year, loan growth may be a performance measure but may be assigned a lower weight than a prior year. Since 2009, the CNG Committee has placed less emphasis on loan growth than in prior years, and focused more on net earnings, deposit growth, credit quality and overall risk management (through the use of the composite regulatory rating as a performance measure) in determining target award opportunities under the EIC Plan. Additionally, the CNG Committee has made greater grants of time-based restricted stock relative to performance-based restricted stock, in order to balance the ratio of time-based and performance-based restricted stock of the Company's executives, and to place more emphasis on steady achievement than performance goals that have a higher level of volatility and lower level of probability.

  Annual Review of Executive Compensation Program

        Generally, an overall review of compensation is conducted by the CNG Committee at the end of each fiscal year in advance of salary and compensation recommendations made at the beginning of the subsequent fiscal year in conjunction with the annual budgeting process. The CNG Committee engages a compensation consultant every other year, or when meaningful changes to compensation or the Company's compensation program are proposed. The CNG Committee most recently engaged an outside consultant, Frederick W. Cook & Co., or FWC, in January 2014 to help evaluate the overall compensation program for the Company's executive officers in light of the Merger with CapitalSource and to help determine compensation for 2014. FWC reviewed the Company's executive compensation program, focusing on the Company's program compared to competitive practices for companies in related businesses of similar size and asset value to that of the combined company expected at closing of the Merger, and the changing business and regulatory environment, institutional investor initiatives and corporate governance considerations.

        As noted above, in evaluating compensation, FWC analyzed the Company's total compensation program, including retention and incentive goals. FWC used two sets of data against which it measured Company compensation: i) survey data from Towers Watson covering financial services companies with assets between $2 billion and $20 billion; and ii) a peer group of 17 publicly-traded financial institutions with assets from $4.7 billion to $23.1 billion, including the following financial institutions: Bank of Hawaii Corporation, BankUnited, BOK Financial, City National Corp., Commerce Bancshares, Cullen/Frost Bankers, East West Bancorp, First Merit, Hancock Holding, Investors Bancorp, Private Bancorp, Prosperity Bancshares, Signature Bank, SVB Financial Group, UMB Financial, Umpqua Holdings Corp, and Valley National. FWC reviewed total compensation elements relative to these peers and the Company's financial performance relative to the peer group.

        FWC also evaluated indirect compensation, indirect benefits, executive equity holdings, company-wide grant levels of equity compensation and long-term incentive design, ownership guidelines and change-in-control severance benefits. In reviewing and recommending salary ranges, FWC also considered the markets in which the peers were located, relative cost of living and other factors. For information regarding the results of FWC's compensation review, see the section entitled "2013 Executive Compensation—Post-Merger Compensation."

        Other than acting as the CNG's compensation consultant for executive and non-employee director compensation, FWC provides no other services to the Company or for any of the officers or directors of the Company, and is determined to be independent by the Company's CNG Committee.

  2013 Executive Compensation

        The CNG Committee (and the Board, in the case of the CEO) reviewed and approved the compensation of Mr. Wagner, the CEO, Mr. Santoro, the CFO, and each of the other Named Executive Officers and executive officers for 2013. Base salaries and target bonuses were previously increased in 2010 and were not increased in 2013.

        2013 Base Salary and Target Cash Bonus Opportunities.    For 2013, no changes in base salaries were recommended or made for any of the Named Executive Officers except for Mr. Thompson who received an increase in base salary. The CNG Committee approved 2013 base salaries in February 2013, to take effect March 1, 2013. For 2013, the CNG Committee established target cash bonus opportunities for the Named Executive Officers, other than the CEO, at 70% of base salary, consistent with 2012. Mr. Wagner's target cash bonus opportunity was established at 100% of base salary, also unchanged from 2012. In holding base salaries and target cash bonus opportunities unchanged since 2011, except for Mr. Thompson who received an increase in base salary, the CNG Committee determined that the levels for the Named Executive Officers were appropriate in light of the Company's operating performance, size and the specific responsibilities of the Named Executive Officers. The CNG Committee had last increased base salaries for the Named Executive Officers in 2008, except for Mr. Wolff in 2010, in light of certain changes in his responsibilities at the time, and Mr. Thompson to adjust to market rates. Target cash bonus opportunities were last increased for the Named Executive Officers and certain other executive officers in 2010.

        2013 Annual Bonus/EIC Plan Awards.    The CNG Committee established the performance targets, achievement levels and corresponding award opportunities under the EIC Plan in March 2013 for 2013 cash bonuses, 90% of which were paid at the end of December 2013 and the remaining 10% were paid in February 2014, based on determination by the CNG Committee in December 2013 of achievement of the pre-established 2013 award levels. As noted above, annual cash bonus opportunities for each of the Named Executive Officers, except for the CEO, were set for 2013 at 70% of base salary and Mr. Wagner's annual cash bonus opportunity for 2013 was set at 100% of base salary. Below are the target award opportunities for each category of participant under the EIC Plan for 2013:

Participant	Target Award Opportunities
CEO	100% of Base Salary
Other Executive Officers(1)	70% of Base Salary
Officers(2)	50% of Base Salary
Officers(3)	20% to 35% of Base Salary

(1)
Includes each of the other Named Executive Officers and an additional 10 executive officers.

(2)
Includes 24 officers.

(3)
Includes 61 officers.

        Four performance measures were established and each assigned a weight, representing the percentage of the target bonus that such performance measures represented. The performance measures for 2013 were net earnings, core deposit growth, composite regulatory rating and loan growth. Achievement of budgeted net earnings and core deposit growth corresponded to a 100% payout of that performance measure's bonus weight.

        The following are the target performance measures, weights and corresponding award opportunities that were approved for the Company's executive officers for 2013:

		Performance and Corresponding Payout of Target Award Opportunity
Performance Measure	Weight	75%	100%	125%
Net Earnings	30%	80% of Budget	Budget	120% of Budget
Core Deposit Growth	30%	80% of Budget	Budget	120% of Budget
Composite Regulatory Rating	30%	Lower range	Current range	Current range and payout of at least 2 other targets at 125%
Legacy Loan Growth	10%	80% of Budget	Budget	120% of Budget

        For 2013, net earnings was budgeted at $57.4 million, representing flat earnings relative to $57.6 million for 2012. Budgeted net earnings for 2013 was based on, and subject to, expectations of a continued slow growth environment. Core deposit growth, which excludes growth in certificates of deposits and brokered deposits, was set at 5.1% and represented an increase over the prior year (net of expected outflow of short-term deposits at December 31, 2012) as the Company was expected to continue to attract high quality deposits. Composite regulatory rating was based on maintaining a composite regulatory rating that would permit the Company and the Bank to operate comfortably in the current environment, without restriction on corporate activities such as mergers and acquisitions. Legacy loan growth (which means loan balances excluding loans that are covered under a "loss share" agreement with the FDIC) was budgeted at 4.4%, an increase from the prior year's flat growth-based on the Company's expectations that the economy would begin to grow, albeit at a slow place. The Company believes that the goals of managing credit risk in a slow growth environment and avoiding repositioning the balance sheet toward longer-term fixed rate loans are of paramount importance.

        During 2013, the CNG Committee determined that the Company increased budgeted core deposits by 18.7%, well in excess of the 5.1% growth goal and corresponding to 113% of budgeted target. The CNG Committee also determined that the Company met its composite regulatory rating at target levels corresponding to 100% of budgeted target. The Company was able to grow legacy loans 26.8% in 2013, which resulted in 121% of budgeted target. As a result of these efforts, the Company achieved net earnings of $57.3 million, corresponding to 100% of budgeted target. Net earnings for this purpose was adjusted to exclude the effect of the acceleration of certain restricted stock in connection with the CapitalSource merger. Based on these results and the formula provided for in the EIC Plan, the CNG Committee determined that the Company achieved performance targets at a level corresponding to payment to participants in the EIC Plan of approximately 106% of their respective target bonuses. In light of these accomplishments, the CNG awarded to the Named Executive Officers (other than the CEO) cash bonuses under the EIC Plan equal to 106% of their target bonus opportunities and recommended to the Board that the CEO be awarded a cash bonus equal to 106% of his bonus opportunity, which the Board approved.

        Stock-Based Awards.    During 2013, the CNG Committee (or the Board, upon recommendation of the CNG Committee, in the case of Mr. Wagner) awarded certain performance-based restricted stock awards to the Named Executive Officers or other executive officers. Mr. Wagner was awarded 100,000 shares, Mr. Santoro and Mr. Wolff were each awarded 50,000 shares, Mr. Thompson was awarded 25,000 shares, and Mr. Perdue was awarded 5,000 shares. Performance targets attached to performance-based stock awards are designed to be attainable but a stretch goal that would be attainable by exceptional performance by the Company. The number of shares granted to each grant recipient represents a meaningful award that would vest over a three year period upon attainment of the goal (or vest in full, in the case of Mr. Thompson), and provide value to the recipient as if an extra bonus had been paid for each year of the grant. In granting the performance-based restricted stock awards to the Named Executive Officers and other executive officers, the CNG Committee (and the Board, in the case of Mr. Wagner) determined that these grants were an important element of the overall compensation program, in light of base salaries and other components of compensation, and would provide appropriate incentive to achieve key performance goals that were aligned with the best interests of the Company and its stockholders. These awards vested in full upon the closing of the Merger.

        During 2013, the CNG Committee (or the Board, upon recommendation of the CNG Committee, in the case of Mr. Wagner) awarded certain time-based restricted stock awards to the Named Executive Officers or other executive officers. Mr. Wagner was awarded 100,000 shares, Mr. Santoro was awarded 40,000 shares, Mr. Wolff and Mr. Thompson were each awarded 25,000 shares, and Mr. Perdue was awarded 30,000 shares. Each of the awards were for shares of restricted stock that vest over three years, with the first third vesting after one year, an additional third after the second year and the remaining third after the third year. In granting the restricted stock awards to the Named Executive Officers and other executive officers, the CNG Committee (and the Board, in the case of Mr. Wagner) determined that these grants were an important element of the overall compensation program, in light of base salaries and other components of compensation, and would provide appropriate compensation and retention for the Company's key employees. These awards vested in full upon the closing of the Merger.

        Post-Merger Compensation.    In connection with FWC's 2014 compensation review, the CNG Committee approved, and in the case of Mr. Wagner, recommended to the Board and the Board approved, certain compensation changes for the executive officers in light of the increased size of the Company and changes in responsibilities of certain executive officers. Such changes were approved for 2014 effective upon closing of the Merger, retroactive to April 1, 2014.

  Statement Regarding Deductibility

        Under Internal Revenue Code Section 162(m), the Company's tax deduction may be limited to the extent total compensation paid to "covered officers" exceeds $1 million in any one tax year. Applicable IRS regulations define "covered officers" to include the CEO and each of the next three most highly compensated executive officers (but excluding in all cases the CFO). The deduction limit does not apply to payments that qualify as "performance-based" provided certain requirements are met, including receipt of stockholder approval of the plan under which such performance-based payments are made. Regulations under Section 162(m) also permit stock options to be excluded from compensation if certain conditions are met, but time-based restricted stock and time-based restricted stock awards (other than performance-based stock and performance-based stock awards) may not be exempt if the aggregate compensation of the executive officer would exceed the limit. The CNG Committee believes that all performance-based restricted stock granted under the Incentive Plan meet these conditions. Generally, it is the intent of the CNG Committee to structure the Company's cash and stock-based compensation programs so that compensation payments and stock-based awards are tax deductible. In 2010, the Company's stockholders approved the Company's EIC Plan, in order to ensure future bonus awards under that plan meet the requirements for deductibility under Section 162(m). All performance targets used in the EIC Plan for 2013 were set forth in the plan approved by stockholders. However, the CNG Committee reserves the discretion to make payments or stock-based awards that are not tax deductible.

 COMPENSATION COMMITTEE REPORT

        The Compensation, Nominating and Governance Committee, or CNG Committee, of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC with management and, based on such review and discussions, the CNG Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION, NOMINATING AND GOVERNANCE COMMITTEE
Barry C. Fitzpatrick C. William Hosler Timothy B. Matz Roger H. Molvar Robert A. Stine, Chairperson

2013 Summary Compensation Table

        The following table sets forth for 2013, 2012, and 2011 the compensation for the Company's CEO, CFO and for each of the three most highly compensated executive officers of the Company during 2013, other than the CEO and CFO, serving as executive officers at the end of 2013. These five persons are referred to collectively as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Matthew P. Wagner	2013	$750,000	$250,000	$9,652,324	—	$794,850	—	$448,097	$11,895,271
Chief Executive	2012	$750,000	—	—	—	$767,925	—	$351,172	$1,869,097
Officer	2011	$750,000	—	$2,557,500	—	$769,749	—	$129,998	$4,207,247
Victor R. Santoro	2013	$456,250	$150,000	$3,997,070	—	$338,474	—	$220,746	$5,162,540
Executive Vice	2012	$456,250	—	—	—	$327,008	—	$178,453	$961,711
President and Chief Financial Officer	2011	$456,250	—	$1,023,000	—	$327,785	—	$86,761	$1,893,796
Jared M. Wolff	2013	$393,750	$150,000	$4,059,909	—	$292,108	—	$198,827	$5,094,594
Executive Vice	2012	$393,750	—	—	—	$282,212	—	$163,000	$838,962
President and General Counsel	2011	$393,750	—	$1,023,000	—	$282,883	—	$83,606	$1,783,239
Michael L. Thompson	2013	$245,833	—	$3,009,538	—	$185,465	—	$104,743	$3,545,579
Executive Vice	2012	$225,000	—	—	—	$161,264	—	$102,535	$488,799
President	2011	$222,917	—	$306,900	—	$161,647	—	$69,269	$760,733
Michael J. Perdue	2013	$387,508	—	$1,003,650	—	$287,477	—	$139,234	$1,817,869
President	2012	$387,508	—	—	—	$277,739	—	$127,371	$792,618
	2011	$387,508	—	$511,500	—	$278,398	—	$81,117	$1,258,523

(1)
Represents the grant date fair value of the Company's common stock underlying awards of restricted stock granted in fiscal year 2013 and the incremental fair value, computed as of the modification date, with respect to restricted stock awards modified in fiscal year 2013. For further information, see Note 17, Stock Compensation Plans, to the Company's audited financial statements for the fiscal year ended December 31, 2013 included in the Company's Annual Report on Form 10-K. The details of these amounts are as follows:

	Grant Date Fair Value of 2013 Awards	Incremental Fair Value of Awards Modified in 2013
Matthew P. Wagner	$5,748,000	$3,904,324
Victor R. Santoro	$2,587,500	$1,409,570
Jared M. Wolff	$2,157,750	$1,902,159
Michael L. Thompson	$1,414,800	$1,594,738
Michael J. Perdue	$1,003,650	$—
(2)
Includes dividends on unvested restricted stock, Company contributions to the 401(k) plan, either personal use of Company owned automobiles or cash automobile allowance, reimbursement of club dues, and life, medical, long-term care and disability insurance premiums paid by the Company. Dividends on the unvested performance-based or time-based restricted stock are paid at the same rate as that paid on the Company's outstanding common stock when declared by the Board of Directors. See table below which provides the detail of these amounts.

        The table below summarizes the components of "All Other Compensation" for the Named Executive Officers.

	Dividends on Unvested Restricted Stock	Auto Allowance(1)	401(k) Contribution(2)	Club Dues	Life, Medical, Long-term Care and Disability Insurance Premiums	Total
Matthew P. Wagner
2013	$408,333	$4,496	$—	$10,964	$24,304	$448,097
2012	$312,159	$4,689	$—	$11,005	$23,319	$351,172
2011	$91,333	$5,658	$—	$10,456	$22,551	$129,998
Victor R. Santoro
2013	$171,666	$12,000	$—	$5,745	$31,335	$220,746
2012	$130,368	$12,000	$—	$6,000	$30,085	$178,453
2011	$38,760	$12,000	$—	$5,916	$30,085	$86,761
Jared M. Wolff
2013	$141,666	$1,792	$7,500	$17,992	$29,877	$198,827
2012	$106,339	$1,815	$7,500	$18,887	$28,459	$163,000
2011	$31,910	$1,713	$3,675	$15,573	$30,735	$83,606
Michael L. Thompson
2013	$47,500	$12,000	$7,500	$—	$37,743	$104,743
2012	$40,122	$12,000	$7,500	$—	$42,913	$102,535
2011	$11,731	$12,000	$3,393	$—	$42,145	$69,269
Michael J. Perdue
2013	$77,500	$6,506	$7,500	$7,519	$40,209	$139,234
2012	$68,284	$6,499	$7,500	$5,950	$39,138	$127,371
2011	$20,678	$8,613	$—	$6,368	$45,458	$81,117

(1)
Represents either personal use of Company owned automobile or cash automobile allowance.

(2)
Represents Company matching contribution in 401(k) plan.

 2013 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)
											Grant Date Fair Value of Stock and Option Awards ($)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maximum (#)
Matthew P. Wagner	4/01/2013	—	—	—	100,000	—	—	—	—	—	$2,865,000
	5/31/2013	—	—	—	100,000	—	—	—	—	—	$2,883,000
	—	$562,500	$750,000	$937,500	—	—	—	—	—	—	—
Victor R. Santoro	4/01/2013	—	—	—	40,000	—	—	—	—	—	$1,146,000
	5/31/2013	—	—	—	50,000	—	—	—	—	—	$1,441,500
	—	$239,531	$319,375	$399,219	—	—	—	—	—	—	—
Jared M. Wolff	4/01/2013	—	—	—	25,000	—	—	—	—	—	$716,250
	5/31/2013	—	—	—	50,000	—	—	—	—	—	$1,441,500
	—	$206,719	$275,625	$344,531	—	—	—	—	—	—	—
Michael L. Thompson	2/13/2013	—	—	—	20,000	—	—	—	—	—	$554,400
	4/01/2013	—	—	—	25,000	—	—	—	—	—	$716,250
	5/31/2013	—	—	—	5,000	—	—	—	—	—	$144,150
	—	$130,000	$175,000	$217,500	—	—	—	—	—	—	—
Michael J. Perdue	4/01/2013	—	—	—	30,000	—	—	—	—	—	$859,500
	5/31/2013	—	—	—	5,000	—	—	—	—	—	$144,150
	—	$203,442	$271,256	$339,070	—	—	—	—	—	—	—

(1)
Amounts indicated represent potential awards determined under the provisions of the Company's EIC Plan.

(2)
Stock grants may be made pursuant to the Company's 2003 Stock Incentive Plan. Grants are generally either (a) long-term incentive grants of shares of performance-based restricted stock that vest over a three year period upon attainment of specified performance targets (or vest in full, in the case of Mr. Thompson) or (b) long-term incentive grants of time-based restricted stock that vest over a period of 3 years. Dividends are paid on unvested restricted stock generally at the same rate as dividends are paid to stockholders on the Company's common stock. Restrictions on all shares of unvested performance-based and time-based restricted stock lapse, and shares accelerate vesting, upon a change in control of the Company or upon the death of the individual.

Outstanding Equity Awards at December 31, 2013

	Option Awards					Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Matthew P. Wagner	—	—	—	—	—	—	—	212,749	$8,982,263
Victor R. Santoro	—	—	—	—	—	—	—	101,506	$4,285,583
Jared M. Wolff	—	—	—	—	—	—	—	62,114	$2,622,453
Michael L. Thompson	—	—	—	—	—	—	—	9,185	$387,791
Michael J. Perdue	—	—	—	—	—	40,000	$1,688,800	40,000	$1,688,800

(1)
Represents grants of time-based restricted stock granted under the Company's 2003 Stock Incentive Plan. Such shares vest in installments over 3, 4 or 5 years. Dividends are paid on unvested time-based restricted stock at the same rate as dividends paid to stockholders generally on the Company's common stock. Restrictions on all shares of unvested time-based restricted stock lapse, and shares accelerate vesting, upon a change in control of the Company or the death of the individual. All shares listed above vested upon the closing of the Merger with CapitalSource.

(2)
Market value is determined using the December 31, 2013 closing price of the Company's common stock of $42.22 per share.

(3)
Granted pursuant to the Company's 2003 Stock Incentive Plan. Grants are long-term incentive grants of shares of performance-based restricted stock that vest in full upon attainment of the specified performance target or vest over a three year period upon attainment of the specified performance target. Dividends are paid on unvested performance-based restricted stock generally at the same rate as dividends paid to stockholders on the Company's common stock. Restrictions on all shares of unvested performance-based restricted stock lapse, and shares accelerate vesting, upon a change in control of the Company or the death of the individual. All shares listed above vested upon the closing of the merger with CapitalSource.

2013 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Matthew P. Wagner	—	—	282,389	$11,338,462
Victor R. Santoro	—	—	113,517	$4,507,146
Jared M. Wolff	—	—	122,492	$4,890,116
Michael L. Thompson	—	—	66,602	$2,715,460
Michael J. Perdue	—	—	11,435	$317,379

(1)
Value is determined using the closing market price of the Company's common stock on the vesting date.

        The Company does not have employment agreements with any of its Named Executive Officers. For more information, see "Compensation Discussion and Analysis—2013 Executive Compensation."

Potential Payments on Termination and Change in Control

        Change in Control Severance Plan.    The Company has a Severance Pay Plan in which the Named Executive Officers, and other company officers, are participants. The Severance Pay Plan is a "double trigger" plan, which provides severance to participants in the event of a change in control and, within two years thereof, termination of employment by a participant for Good Reason or termination of a participant other than for Cause. Under those circumstances, the Company will (i) provide or pay, as the case may be, the participant (a) his or her accrued base salary and benefits through termination, plus his or her pro rata target annual bonus for the year in which the participant is terminated, and (b) a designated multiple of the participant's annual compensation (annual base salary plus annual target bonus, auto allowance and club dues) and (ii) provide the participant and his or her dependents with medical, dental and vision coverage for the number of years corresponding to the participant's severance multiple, unless the participant obtains other health coverage. If a participant is subject to any excise tax imposed under Section 4999 of the Internal Revenue Code by reason of a change in control, then the Company will pay to the participant an amount as specified in the Severance Pay Plan. In consideration for the severance, a participant will be subject to a non-solicitation covenant following any termination of his or her employment for the number of years corresponding to the participant's severance multiple. Mr. Wagner has a severance multiple of three and each of the other Named Executive Officers has a severance multiple of two. The Severance Pay Plan is administered by the Company's CNG Committee and was last reviewed and approved in November 2012.

        Under the Severance Pay Plan:

  •
  "Change in Control" generally means (1) a change in the majority control of the Company; (2) a change in the majority (two-thirds under the Incentive Plan) control of the Company's board of directors; or (3) the consummation of certain business combinations, including a reorganization, merger or consolidation, or the sale of all or substantially all of the assets of the Company, if the Company's stockholders do not hold at least a majority (70% under the Incentive Plan) of the combined voting power of the resulting company and the existing directors do not constitute at least half (two-thirds under the Incentive Plan) of the board of directors of the resulting company.

  •
  "Good Reason" generally means (1) the executive is assigned duties inconsistent with his position and present responsibilities; (2) the executive's base salary is reduced or benefits are significantly reduced; (3) the executive is terminated other than for Cause (see below); or (4) the executive is required to be based more than 25 miles from the location of his place of employment immediately before the Change in Control, except for normal business travel in connection with his duties with the Company. Isolated, insubstantial and inadvertent actions, taken in good faith and fully corrected by the Company before the date of termination do not generally constitute Good Reason.

  •
  "Cause" generally refers to (1) an executive's intentional, continued failure to perform his duties for reasons other than physical or mental illness; or (2) an intentional illegal act or gross misconduct which is materially and demonstrably injurious to the Company, as determined by a vote of two-thirds of the board of directors of the Company.

        The Merger with CapitalSource in April 2014 constituted a Change In Control for purposes of the Severance Pay Plan. The following table sets forth the potential payments that may be made to the Named Executive Officers upon a termination in connection with a Change in Control or otherwise. Except as described pursuant to the Severance Pay Plan, there are no agreements, arrangements or plans that entitle executive officers to severance, perquisites or other enhanced benefits upon termination of their employment. Any agreement to provide such payments or benefits to a terminated executive officer (other than following a change in control) would be in the discretion of the CNG Committee. The payments calculated below are based on the executive's salary as of December 31, 2013, and indicate payments that would have been received by the Named Executive Officers if the relevant termination had taken place on December 31, 2013.

        In December 2013, the Company accelerated the vesting of certain restricted stock awards that resulted in a pre-tax charge of $12.4 million ($12.2 million after tax). This action was taken by the Company in order to eliminate an additional $21.0 million of compensation and tax expense related to change in control payments that the Company would have otherwise incurred upon consummation of the Merger. Such eliminated expenses relate to tax gross-up payments and the value of lost tax deductions, in each case due to the impact of Sections 280G and 4999 of the Internal Revenue Code as they apply to change in control payments that would become payable to certain PacWest employees in conjunction with the Merger. The restricted stock awards that were vested on an accelerated basis in 2013 would have otherwise vested upon consummation of the Merger, and the $12.2 million after-tax charge to earnings that we recorded in December 2013 would have been incurred at that time. These accelerated vestings were excluded from the calculation of the excise tax gross up amounts in the following table as these occurred prior to the assumed separation date of December 31, 2013.

Named Executive Officer	Base Salary ($)	Bonus ($)	Acceleration of Unvested Stock Awards ($)(4)(5)	Continuation of Medical/ Welfare Benefits ($)(6)	Excise Tax Gross Up ($)(7)	Other Amounts ($)(8)	Total Termination Benefits ($)
Matthew P. Wagner
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	$259,615	—	—	—	—	—	$259,615
Termination without Cause or for Good Reason after Change in Control(1)(3)	$2,250,000	$2,250,000	$8,982,263	$32,412	$6,654,080	$109,392	$20,278,147
Disability(9)	—	—	—	—	—	—	—
Death(9)	—	—	$8,982,263	—	—	—	$8,982,263
Victor R. Santoro
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	$157,933	—	—	—	—	—	$157,933
Termination without Cause or for Good Reason after Change in Control(1)(3)	$912,500	$638,750	$4,285,583	—	$2,891,027	$98,160	$8,826,020
Disability(9)	—	—	—	—	—	—	—
Death(9)	—	—	$4,285,583	—	—	—	$4,285,583
Jared M. Wolff
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	$136,298	—	—	—	—	—	$136,298
Termination without Cause or for Good Reason after Change in Control(1)(3)	$787,500	$551,250	$2,622,453	$28,628	$2,010,197	$91,110	$6,091,138
Disability(9)	—	—	—	—	—	—	—
Death(9)	—	—	$2,622,453	—	—	—	$2,622,453
Michael L. Thompson
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	$85,096	—	—	—	—	—	$85,096
Termination without Cause or for Good Reason after Change in Control(1)(3)	$500,000	$350,000	$387,791	$21,608	$636,206	$77,878	$1,973,483
Disability(9)	—	—	—	—	—	—	—
Death(9)	—	—	$387,791	—	—	—	$387,791
Michael J. Perdue
Voluntary Termination	—	—	—	—	—	—	—
Involuntary Termination(2)	$134,137	—	—	—	—	—	$134,137
Termination without Cause or for Good Reason after Change in Control(1)(3)	$775,016	$542,511	$3,377,600	$21,608	$1,603,819	$97,848	$6,418,402
Disability(9)	—	—	—	—	—	—	—
Death(9)	—	—	$3,377,600	—	—	—	$3,377,600

(1)
Assumes an effective date of a change in control of December 31, 2013. In addition to the payments provided in this row, in the event the Named Executive Officer is terminated within 24 months following a change in control either (i) by the Company for any reason other than cause or (ii) by the executive for good reason, the executive is entitled to receive accrued benefits, including salary and bonus, which are earned through the date of termination.

(2)
Under the Company's employee severance policy, full-time employees of the Company are entitled to receive a severance benefit in the event their employment is terminated because of the elimination of a previously required position or previously required service, or due to the consolidation of departments, abandonment of plants or offices, or technological change or declining business activities, where such termination is intended to be permanent. The amount of severance benefit is determined based on the length of service and the employee's base salary. In general, an eligible employee is entitled to a severance benefit of one week of base salary for each year of service plus a supplemental severance benefit based on level and term of service. Amounts based on 18 weeks of salary for each Named Executive Officer. In addition, eligible employees are entitled to a bonus prorated from the beginning of the calendar year to the date of separation. The above table does not include any prorated bonuses because the involuntary termination severance payments presented therein are as of the end of the year.

(3)
The Severance Pay Plan is a "double trigger" program, meaning payments are made only if the employee suffers a covered termination of employment within two years following the change in control. The Merger with CapitalSource in April 2014 constituted a Change In Control for purposes of the Severance Pay Plan. The amounts shown in the first three columns of the above table for "termination without cause or for good reason after change in control" are based on the following assumptions and provisions of the Severance Pay Plan: in the event the named executive is terminated within two years after a change in control either (i) by the Company for any reason other than cause or (ii) by the executive for good reason, the Company is required to pay an amount equal to 200% (300% in the case of Mr. Wagner) of the sum of the executive's base salary and target EIC Plan award. For a termination at December 31, 2013:

  •
  Mr. Wagner had a base salary of $750,000 and an EIC Plan target of 100% of his base salary, or $750,000;

  •
  Mr. Santoro had a base salary of $456,250 and an EIC Plan target of 70% of his base salary, or $319,375;

  •
  Mr. Wolff had a base salary of $393,750 and an EIC Plan target of 70% of his base salary, or $275,625;

  •
  Mr. Thompson had a base salary of $250,000 and an EIC Plan target of 70% of his base salary, or $175,000; and

  •
  Mr. Perdue had a base salary of $387,508 and an EIC Plan target of 70% of his base salary, or $271,256.

See "Compensation Discussion and Analysis—2013 Executive Compensation" beginning on page 30 of this Proxy Statement for more information regarding the award opportunities under the EIC Plan during 2013.

(4)
Under the Incentive Plan, upon a change in control, any unvested stock options, unvested time-based or performance-based restricted stock, or other equity awards would fully vest. The amounts in this column represent the value of the unvested time-based and performance-based restricted stock held by the Named Executive Officers based on the closing price of the Company's common stock on December 31, 2013.

(5)
For amounts listed with respect to termination without cause or for good reason after a change in control, the payments relating to time-based and performance-based shares represent the value of unvested and accelerated stock as of December 31, 2013, calculated by multiplying the number of accelerated shares by the closing price of the Company's common stock on December 31, 2013.

(6)
Represents reimbursement for COBRA payments based on employee's premiums for health and dental insurance at December 31, 2013 multiplied by employee's severance multiple.

(7)
Upon a change in control of the Company, the executive may be subject to certain excise taxes pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. The Company has agreed to reimburse each Named Executive Officer for all excise taxes that are imposed on the executive under Section 4999 and any income and excise taxes that are payable by the executive as a result of any reimbursements for Section 4999 excise taxes. The calculation of the Section 4999 gross-up amount in the above tables is based upon a Section 4999 excise tax rate of 20%, a 34.3% federal income tax rate, a 2.35% Medicare tax rate and a 13.3% state income tax rate. In calculating such payments, Treasury Regulation Section 1.280G-1 Q&A 24(c) was used when valuing payments for time-based restricted stock and Treasury Regulation Section 1.280G-1 Q&A 24(d)(3) was used when valuing payments for performance-based restricted stock. In valuing the payments for performance-based restricted stock, a portion of such stock was treated as reasonable compensation for services rendered prior to the assumed change in control. No value was assigned to any non-solicitation covenants that may arise in a change in control. The accelerated vesting of certain restricted stock awards in December 2013 in anticipation of the closing of the CapitalSource merger were excluded from the calculation of the excise tax gross up amounts in the above table.

(8)
Other amounts include three times the sum of the amounts for an automobile allowance of $12,000, life, medical, long-term care and disability insurance premiums paid by the Company, and club dues for Mr. Wagner and two times the sum of the same items for the other Named Executive Officers.

(9)
A termination of employment due to death or disability does not entitle the Named Executive Officers to any payments or benefits that are not available to salaried employees generally. However, unvested stock awards vest upon death.

Equity Compensation Plan Information

        On May 28, 2003, the Company's stockholders approved the 2003 Stock Incentive Plan, which we refer to as the Incentive Plan, which amended and restated the Company's 2000 Stock Incentive Plan. The Incentive Plan has been amended, as approved by the stockholders, from time to time to increase the shares available for issuance under the plan or to modify the terms of the plan. On January 13, 2014, the Company's stockholders approved an amendment to the Incentive Plan to increase the shares authorized for issuance under the Incentive Plan by 2,500,000 shares and to extend the term of the Incentive Plan. After this increase, the Incentive Plan provided for the issuance of performance-based and time-based restricted stock grants, stock appreciation rights and options to purchase up to 9,000,000 shares of the Company's common stock.

        In addition, following the closing of the Merger the Company filed a registration statement on Form S-8 with respect to the registration of an additional 13,186,565 shares. In addition to the additional 2,500,000 shares approved in January 2014, this registration statement covered 10,686,565 shares of PacWest Common Stock available for grant under the Incentive Plan related to the shares of CapitalSource common stock that were originally reserved and remained available for issuance for awards under the CapitalSource Third Amended and Restated Equity Incentive Plan. PacWest intends to use these additional 10,686,565 shares for issuance of or settlement of equity or equity-based awards under the Incentive Plan for employees who (a) were employees of CapitalSource prior to the closing of the Merger or (b) are hired by PacWest or any of its subsidiaries after the closing of the Merger. Therefore, currently, the Incentive Plan provides for the issuance of performance-based and time-based restricted stock grants, stock appreciation rights and options to purchase up to 19,686,565 shares of the Company's common stock.

AUDIT COMMITTEE REPORT

        The role of the Audit Committee is to (i) assist Board oversight of (a) the integrity of the Company's financial statements, (b) the Company's compliance with legal and regulatory requirements, (c) the independent auditors' qualifications and independence, (d) the performance of the independent auditors and the Company's internal audit function, and (e) the Company's risk management functions; (ii) decide whether to appoint, retain or terminate the Company's independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and (iii) prepare this Report. The Board has determined, upon recommendations from the CNG Committee, that each member of the Audit Committee is financially literate and that each of Mr. Craig A. Carlson, Mr. C. William Hosler, Ms. Susan E. Lester and Mr. Roger H. Molvar is qualified as an audit committee financial expert and that each of them has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and the listing standards of Nasdaq.

        The Audit Committee operates pursuant to a written charter that was last amended and restated as of April 8, 2014. A copy of the Audit Committee charter may be obtained on the Company's website at http://www.pacwestbancorp.com under the section entitled "Corporate Governance." As set forth in such charter, management of the Company is responsible for (1) the preparation, presentation and integrity of the Company's consolidated financial statements, (2) the Company's accounting and financial reporting principles and internal controls, and (3) procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and the effectiveness of internal control over financial reporting.

        During 2013, the Audit Committee performed all of its duties and responsibilities under the Audit Committee charter. The Audit Committee prior to the Merger with CapitalSource reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2013 with management and the independent auditors. The Audit Committee prior to the Merger with CapitalSource also discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. The Audit Committee prior to the Merger with CapitalSource also received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent auditors' communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors' independence.

        Based upon the reports and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee's charter, the Audit Committee prior to the Merger with CapitalSource recommended to the Board that the audited consolidated financial statements of the Company for 2013 be included in its Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

AUDIT COMMITTEE
Craig A. Carlson C. William Hosler Susan E. Lester, Chairperson Timothy B. Matz Roger H. Molvar

 CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Related-Party Transactions Policy

        The Company's Board of Directors has adopted a written policy ("Policy") governing the approval of Related-Party Transactions. "Related-Party Transactions" include any transaction, or any amendment or modification to a transaction, involving a director or director nominee, executive officer, a 5% stockholder of the Company or any person known by the Company to be an immediate family member of any of the foregoing individuals that would need to be disclosed under Item 404(a) of Regulation S-K promulgated by the SEC. Such transactions do not include, however, indemnification payments or compensation paid to directors and executive officers for their services as directors and executive officers. The Policy prohibits all Related-Party Transactions, unless they are approved or ratified by the CNG Committee in accordance with the Policy. Under the Policy, the Company's legal department, in consultation with management and outside counsel, analyzes all potential Related-Party Transactions brought to the attention of the Company to determine whether they constitute Related-Party Transactions. If the Legal Department determines a transaction constitutes a Related-Party Transaction, the CNG Committee will then review the transaction to determine whether or not to approve or ratify it. In making its determination, the CNG Committee considers several factors including, but not limited to, whether the terms of the Related-Party Transaction are fair to the Company; whether the Company has compelling business reasons to enter into the transaction; whether the transaction will impair the independence of an outside director; and whether the transaction presents an improper conflict of interest for any directors or executive officers of the Company. Members of the CNG Committee having an interest in a transaction under review must abstain from voting on the approval of the Related-Party Transaction, but may, if the Chairperson of the CNG Committee so requests, participate in the CNG Committee's discussions of the transaction.

Certain Relationships and Related-Party Transactions

        John M. Eggemeyer was appointed to the board of Rancho Santa Fe National Bank on February 27, 1995 and was appointed chairman of the board on that date. Mr. Eggemeyer became Chairman of the Board of the Company upon the Company's formation on May 31, 2000. Pursuant to an agreement, dated May 18, 2011, with Castle Creek Financial, LLC of which Mr. Eggemeyer is chief executive officer, the Company named Castle Creek Financial as the Company's exclusive financial advisor. We refer to this agreement as the Castle Creek Contract. The Castle Creek Contract provides for the payment of the following fees upon the consummation of certain transactions: (a) 1.0% of the aggregate consideration paid in the event the Company is sold; and (b) in the event of an acquisition of another financial institution by the Company: 1.0% of the aggregate value of the transaction if the aggregate value is $20 million or less and, if the aggregate value is over $20 million, $200,000 plus 0.65% of the amount of the transaction in excess of $20 million. Castle Creek Financial is also entitled to reimbursement of its reasonable expenses incurred on behalf of the Company. The Castle Creek Contract may be terminated by either party upon 30 days prior notice. In the event of termination, Castle Creek shall still be entitled to its fees pursuant to the terms of the contract should the Company engage in a transaction (i) on which Castle Creek provided advice or participated in discussions with any of the investors in such transaction or (ii) with any of the parties as to which Castle Creek advised the Company or with whom the Company engaged in discussions regarding a possible transaction prior to the termination of the Castle Creek Contract, provided that such transaction is completed within 18 months following the termination of the contract.

        The Castle Creek Contract, and similar predecessor agreements which have been entered into with the Company since 2000, have been reviewed annually by the CNG Committee pursuant to the Company's Related-Party Transactions Policy. In approving the Castle Creek Contract, the CNG Committee concluded that the contract was in the best interests of the Company and its stockholders and was on terms comparable to those prevailing for similar transactions with other persons not having any relationship with the Company.

        During 2013, Castle Creek Financial and its affiliates received fees of $1,308,737 from the Company pursuant to the Castle Creek Contract in connection with the acquisition of First California Financial Group, Inc. As of April 10, 2014, Castle Creek Financial and its affiliates have received fees of $9,000,000 from the Company pursuant to the Castle Creek Contract in connection with the closing of the Merger with CapitalSource.

        Since July 2001, the Company has engaged Martin J. Wolff & Co., Inc. as its insurance broker to help the Company evaluate and obtain certain insurance products for the Company and its subsidiaries, including its group health insurance coverage, life and disability insurance and other insurance benefit products. Martin J. Wolff, the chairman of Martin J. Wolff & Co., Inc., is the father of Jared M. Wolff, the Company's Executive Vice President, and President of Pacific Western Bank, who joined the Company in October 2002. Jared Wolff was previously associated with the law firm of Sullivan & Cromwell LLP, which firm has been outside counsel to the Company since its formation in 2000. During 2013, the Company purchased comprehensive group insurance, disability insurance, executive life insurance and other insurance products from Martin J. Wolff & Co., Inc. totaling approximately $10.9 million in premiums. To the best knowledge of the Company, Martin J. Wolff & Co., Inc. received approximately $505,000 in commissions from such purchases. To the best knowledge of the Company, Martin J. Wolff & Co., also paid approximately $49,000 for the online human resource system used by the Company. Jared Wolff is not involved in the analysis, negotiation or acquisition of group health, disability, executive life or other insurance products purchased by the Company from Martin J. Wolff & Co., Inc. The CNG Committee has approved this relationship pursuant to the Company's Related-Party Transactions Policy. In the opinion of the Company's management, the transactions are in the best interests of the Company and its stockholders and have occurred on terms comparable to those available from other providers of similar products who have no relationship with the Company.

        Certain directors and executive officers, entities associated with them and members of their immediate families were customers of and had banking transactions, including loans, with the Company's subsidiary bank in the ordinary course of business during fiscal 2013. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. These loans did not involve more than the normal risk of collection or present other unfavorable features. The Company expects its subsidiary bank to have banking transactions with such persons in the future.

INDEPENDENT AUDITORS

        The Audit Committee has reappointed the firm of KPMG LLP as independent auditors to audit the financial statements of the Company for the current fiscal year. Representatives from KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Auditor Fees

        The following is a description of fees billed to the Company by KPMG LLP during the last two fiscal years:

        Audit Fees.    Audit fees include fees for the annual audit of the Company's consolidated financial statements, audit of acquiree opening balance sheet in accordance with securities laws, rules and regulations, review of interim financial statements included in the Company's quarterly reports on Form 10-Q, review of registration statements filed with the SEC, and the issuance of consents and comfort letters. The aggregate audit fees billed to the Company by KPMG LLP for the years ended December 31, 2013 and 2012 totaled $1,729,230 and $1,257,867 respectively.

        Audit-Related Fees.    Audit-related fees consist of assurance and related services that are reasonably related to the performance of the audit. The aggregate audit-related fees billed to the Company by KPMG LLP for the years ended December 31, 2013 and 2012 totaled $0 and $0, respectively.

        Tax Fees.    Tax fees include corporate tax compliance, planning and advisory services. The aggregate tax fees billed to the Company by KPMG LLP for the years ended December 31, 2013 and 2012 totaled $843,226 and $443,233, respectively.

        All Other Fees.    All other fees billed to the Company by KPMG LLP consisted of certain due diligence services. The aggregate other fees billed to the Company by KPMG LLP for the years ended December 31, 2013 and 2012 totaled $151,003 and $396,507, respectively.

        Pre-Approval Policies and Procedures.    The Audit Committee has adopted a policy that requires advance approval by the Audit Committee of all audit, audit-related, tax, and all other services performed by the independent auditors. During 2013, the Audit Committee pre-approved all audit services, non-audit services, audit-related services and tax services performed for the Company by KPMG LLP. In approving any non-audit services, the Audit Committee considered whether the provision of such services would be compatible with maintaining the independence of KPMG LLP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership of, and transactions in, the Company's equity securities with the SEC. Such directors, executive officers and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on a review of the copies of such reports received by the Company, and on written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and 10% stockholders were complied with during 2013.

OTHER BUSINESS

        Except as set forth herein, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before this Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with the recommendations of management on such matters, and discretionary authority to do so is included in the proxy.

Stockholder Proposals

        Business must be properly brought before an annual meeting in order to be considered by stockholders. To be considered for inclusion in the Company's Proxy Statement for the 2015 Annual Meeting of Stockholders, a stockholder proposal must be submitted in writing to the Company's Secretary on or before December 19, 2014 and must satisfy the other requirements of Rule 14a-8 under the Exchange Act.

        Any proposal submitted for the proxy materials will be subject to the rules and regulations of the SEC concerning stockholder proposals. The notice of a proposal must also contain the following items:

  •
  The stockholder's name, address, and beneficial ownership of shares of the Company,

  •
  The text of the proposal to be presented,

  •
  A brief written statement of the reasons why such stockholder favors the proposal, and

  •
  Any material interest of such stockholder in the proposal.

        Assuming the Company holds the 2015 annual meeting on the anniversary of the Annual Meeting, matters proposed by stockholders for consideration at the 2015 annual meeting but not included in our proxy materials must be received by our Corporate Secretary no earlier than January 19, 2015, and no later than February 18, 2015.

Director Nominations

        Pursuant to Section 1.12 of Article I of the Company's bylaws, nominations for the election of directors may be made by a stockholder entitled to vote for the election of directors by submitting a notice in writing, delivered or mailed by first class United States mail, postage prepaid, to the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting of the stockholders of the Company called for the election of directors.

        Director nominations proposed by stockholders to be made at the 2015 annual meeting must be received by our Corporate Secretary no earlier than January 19, 2015, and no later than February 18, 2015.

        Pursuant to the Company's bylaws and the rules and regulations of the SEC, the notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

  •
  The stockholder's name, address, and beneficial ownership of shares of the Company,

  •
  The name, age, business address, residential address, and principal occupation or employment of the person to be nominated,

  •
  The nominee's signed consent to serve as a director of the Company, if elected,

  •
  The number of shares of the Company's stock beneficially owned by the nominee,

  •
  A description of all arrangements and understandings between the stockholder and the nominee pursuant to which the nomination is to be made, and

  •
  Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC.

        A copy of the Company bylaws specifying the requirements will be furnished to any stockholder upon written request to the Secretary.

 COMMUNICATIONS WITH THE BOARD OF DIRECTORS

        Stockholders interested in communicating with a director or with the directors as a group, or persons interested in communicating complaints concerning accounting, internal controls or auditing matters to the Audit Committee, may do so by writing care of the Corporate Secretary, PacWest Bancorp, 10250 Constellation Boulevard, Suite 1640, Los Angeles, CA 90067. The Board of Directors has adopted a process for handling correspondence received by the Company and addressed to members of the Board. Under that process, the Corporate Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. A concern relating to accounting, internal controls or auditing matters are brought to the attention of the Company's General Counsel and/or other members of the Company's management review committee and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include the ability to post reports anonymously via an Internet-based tool or via a toll-free "hot-line" available to employees and advisors for purposes of reporting alleged or suspected wrongdoing.

"HOUSEHOLDING" OF PROXY MATERIALS

        The SEC has approved a rule concerning the delivery of annual reports and proxy statements. It permits a single set of these reports to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses of the Company. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate proxy statement or annual report either now or in the future, he or she may contact our transfer agent, Wells Fargo Shareowner Services, at (800) 468-9176 or by mail at P.O. Box 64874, St. Paul, MN 55164-0874. Stockholders sharing an address who wishes to receive a single set of reports or proxy statements may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Wells Fargo Shareowner Services at the address set forth above, if they are record holders.

INCORPORATION BY REFERENCE

        The sections in this Proxy Statement entitled "Compensation Committee Report" and "Audit Committee Report" do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates any such Reports by reference therein.

By Order of the Board of Directors,
/s/ KORI L. OGROSKY Kori L. Ogrosky, Executive Vice President, General Counsel and Corporate Secretary

Dated: April 18, 2014

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Craig A. Carlson 02 John M. Eggemeyer 03 Barry C. Fitzpatrick 04 Andrew B. Fremder 05 C. William Hosler 06 Susan E. Lester 07 Douglas H. (Tad) Lowrey 08 Timothy B. Matz 09 Roger H. Molvar 10 James J. Pieczynski 11 Daniel B. Platt 12 Robert A. Stine 13 Matthew P. Wagner PACWEST BANCORP 275 NORTH BREA BLVD. BREA, CA 92821-4004 ATTN: LYNN M. HOPKINS VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5: For Against Abstain 2. To approve, on an advisory basis, the compensation of the Company's named executive officers. 3. To approve a proposal to ratify the appointment of KPMG LLP as independent auditors for the Company for the fiscal year ending December 31, 2014. 4. To consider and act upon a proposal to approve, if necessary, an adjournment or postponement of the Annual Meeting to solicit additional proxies. 5. To consider and act upon such other business and matters or proposals as may properly come before the Annual Meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . PACWEST BANCORP Annual Meeting of Stockholders May 19, 2014 10:30 AM PT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Matthew P. Wagner, Victor R. Santoro, Lynn M. Hopkins, Kori L. Ogrosky and Jared M. Wolff, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of PACWEST BANCORP that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, PT on May 19, 2014, at The Jonathan Club, 850 Palisades Beach Road, Santa Monica, CA 90403, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Absent specific instructions with respect to cumulative voting, the persons named as proxies herein will have full discretionary authority to vote the shares represented by this proxy cumulatively in such a way as to ensure the election of as many of the nominees of the Board of Directors as such persons deem possible. Continued and to be signed on reverse side